As filed with the Securities and Exchange Commission on July 31, 2012.

Registration No. 333-182805

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HAMPTON ROADS BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	6022	54-2053718
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

999 Waterside Drive, Suite 200

Norfolk, Virginia 23510

(757) 217-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas J. Glenn

President and Chief Executive Officer

Hampton Roads Bankshares, Inc.

999 Waterside Drive, 2nd Floor

Norfolk, Virginia 23510

(757) 217-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:
William A. Old, Jr., Esq. Williams Mullen 999 Waterside Drive, Suite 1700 Norfolk, Virginia 23510 (757) 622-3366	Hampton Roads Bankshares, Inc. 999 Waterside Drive, Suite 200 Norfolk, Virginia 23510 Attention: Douglas J. Glenn President and Chief Executive Officer (757) 217-3634

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 31, 2012

PROSPECTUS

Up to 64,285,715 Shares of

Hampton Roads Bankshares, Inc. is the parent company of two banking subsidiaries – The Bank of Hampton Roads and Shore Bank, which operate financial centers located in Virginia, North Carolina and Maryland.

We are distributing, at no charge, to holders of our common stock, par value $0.01 per share (the “Common Stock”), non-transferable subscription rights to purchase up to 64,285,715 shares of our Common Stock at a price of $0.70 per share in this rights offering (the “Rights Offering” and each subscription right, a “Right”). You will receive one Right for each full share of Common Stock held by you of record as of 5:00 p.m., New York City time, on May 31, 2012 (the “Record Date”). Each Right will entitle the holder of such Right to purchase (i) 1.8600 shares of Common Stock at a subscription price of $0.70 per share (the “Basic Subscription Right”) and (ii) to the extent such holder has exercised all of its Basic Subscription Rights, 2.0667 additional shares of Common Stock at a subscription price of $0.70 per share (the “Additional Subscription Right”). However, the exercise of Rights will be limited so that no shareholder (other than the Investors discussed below) shall be permitted to beneficially own, together with any other person with whom such shareholder’s shares of Common Stock may be aggregated under applicable law, (i) more than 4.9% of the Company’s equity securities unless such shareholder (or group) owned more than 4.9% of the Company’s equity securities on the Record Date or (ii) more than 9.9% of the Company’s equity securities. The Rights Offering will expire at 5:00 p.m., New York City time, on September 5, 2012.

Our three largest shareholders, who we refer to collectively as the Investors,1 have entered into a Standby Purchase Agreement with us. The Investors have agreed to not exercise their Rights. Instead they will purchase from us, at $0.70 per share, a portion of the shares not subscribed for in the Rights Offering (the “Standby Purchase”). The Investors’ obligation to buy shares not subscribed for in the Rights Offering is subject to regulatory and other ownership limitations in the Standby Purchase Agreement and the amount of shares of Common Stock the Investors can purchase is dependent on the level of participation of shareholders other than the Investors (the “Other Shareholders”) in the Rights Offering. If no Other Shareholders participate in the Rights Offering, the Investors will purchase 42,836,461 of the shares of Common Stock. If Other Shareholders participate, the Investors will purchase no less than 11,451,838 and no more than 53,518,176 shares of Common Stock, depending upon the level of participation in the Rights Offering by the Other Shareholders. See “Questions and Answers Relating to the Rights Offering — What are the limitations on the Investors’ participation in the Standby Purchase?” Each Investor will be reimbursed for its fees and expenses incurred in connection with the Standby Purchase.

The Rights Offering is being made directly by us. We are not using an underwriter.

[1]

The Investors are the following entities or their affiliates or managed funds: The Carlyle Group L.P. (“Carlyle”), Anchorage Capital Group, L.L.C. (“Anchorage”) and CapGen Capital Group VI LP (“CapGen”). As of July 19, 2012, Carlyle held 24.9% of the Company’s Common Stock, Anchorage held 24.9% of the Company’s Common Stock and CapGen held 37.5% of the Company’s Common Stock. Two of the directors on the Company’s board of directors are designees of the Investors: Hal F. Goltz is a senior analyst with Anchorage and Robert B. Goldstein is a founding Principal in CapGen. A Carlyle designee, James Burr, has been appointed director of the Company effective when he receives approval from banking regulatory authorities. He will replace Carlyle’s previous designee, Randal K. Quarles, who resigned as a director effective May 21, 2012.

Registrar and Transfer Company is our subscription and information agent for the Rights Offering.

Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “HMPR.” On July 18, 2012, the closing price for our Common Stock was $1.67 per share. Subscription rights will not be listed for trading on The NASDAQ Global Select Market or any other stock exchange or market.

You should carefully consider whether to exercise your Rights before the expiration date. You may not revoke or revise any exercises of Rights once made unless we terminate or amend the Rights Offering. Our Board of Directors is making no recommendation regarding your exercise of your Basic or Additional Subscription Rights. Investing in our Common Stock involves risks. In addition, your holdings in our company will be diluted if you do not exercise the full amount of your Rights (including your Additional Subscription Rights). You should read the “Risk Factors” section beginning on page 18 before exercising your Rights or buying shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the Common Stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

In addition, shares of our Common Stock are not savings accounts, deposits or obligations of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or instrumentality.

The Company reserves the right to amend, extend or terminate the Rights Offering. See “Questions and Answers Relating to the Rights Offering — Can our Board of Directors terminate, amend or extend the Rights Offering?”

	Per Share	Total(1)
Subscription price	$0.70	$45,000,000
Estimated expenses		$300,000
Proceeds, before expenses, to Hampton Roads Bankshares, Inc.	$0.70	$44,700,000

(1)	Assumes sale of all 64,285,715 shares of Common Stock in the Rights Offering. It is anticipated that delivery of the Rights Offering shares will be made on or about September 20, 2012.

The date of this prospectus is July 31, 2012.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and documents incorporated into this prospectus by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus or the documents incorporated by reference herein. This prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus, the documents incorporated by reference herein and any supplements to this prospectus are accurate only as of the dates of their respective covers or earlier dates as specified therein, regardless of the time of delivery of this prospectus or any supplement to this prospectus or of any sale of these securities.

In this prospectus, we frequently use the terms “we,” “our,” “us” and the “Company” to refer to Hampton Roads Bankshares, Inc. and its subsidiaries. To understand the Rights Offering fully and for a more complete description of the Rights Offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 18.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents (other than information furnished rather than filed or not otherwise deemed to be filed):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 13, 2012;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as filed with the SEC on May 9, 2012;

•

the Company’s Current Reports on Form 8-K filed on January 10, 2012, January 30, 2012, January 31, 2012, February 1, 2012, February 2, 2012, February 13, 2012 (two separate Current Reports on Form 8-K were filed on this day), February 17, 2012, March 14, 2012, April 5, 2012, April 26, 2012, April 30, 2012 (two separate Current Reports on Form 8-K were filed on this day), May 1, 2012, May 21, 2012 (two separate Current Reports on Form 8-K were filed on this day), May 24, 2012, May 30, 2012, June 11, 2012, June 25, 2012, June 27, 2012 and July 24, 2012.

•	the Company’s Definitive Proxy Statement related to its special meeting of shareholders held on June 25, 2012, as filed with the SEC on May 31, 2012.

We will provide to any person without charge, upon written or oral request, a copy of any or all of reports or the documents that are incorporated by reference into this prospectus and a copy of any or all other reports or documents which are referred to in this prospectus. Requests should be directed to: Thomas B. Dix, III, Secretary at Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510, 757-217-1000, or you may visit our website at www.bankofhamptonroads.com. The information contained on our website is not part of this prospectus.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are questions that we anticipate you may have about the Rights Offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering, the shares of our Common Stock offered hereby and our business. We urge you to read the entire prospectus.

Exercising the Rights and investing in our shares involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 18 of this prospectus, as well as the documents listed under the section “Incorporation by Reference” in their entirety before you decide whether to exercise your Rights.

What is the Rights Offering?

We are distributing, at no charge, to holders of our shares of Common Stock, non-transferable subscription Rights to purchase shares of our Common Stock at a price of $0.70 per whole share. You will receive such Rights if you owned Common Stock as of 5:00 p.m., New York City time, on May 31, 2012, the Record Date. Each Right consists of a Basic Subscription Right and an Additional Subscription Right, as described below. You will receive one Right for each share of Common Stock that you owned on the Record Date.

These Rights may be exercised only by the shareholders to whom they are distributed, and may not be sold, transferred or assigned to anyone else, other than by operation of law. The Rights will be evidenced by rights certificates. You may exercise any number of your Basic Subscription Rights, or you may choose not to exercise any Basic Subscription Rights at all. If you exercise all your Basic Subscription Rights, you may also exercise any number of your Additional Subscription Rights, or you may choose not to exercise any Additional Subscription Rights. We will not distribute fractional shares of our Common Stock, but instead we will round down to the nearest whole number the aggregate number of shares of Common Stock you may receive pursuant to your subscription.

This Rights Offering is an opportunity for you to purchase shares of our Common Stock at a fixed price and in an amount proportional to your interest in our Common Stock on the Record Date. If you exercise your Basic Subscription Rights and your Additional Subscription Rights in full, you will receive at least a pro rata share of all Common Stock purchased in the maximum $95 million capital raise, which we discuss in more detail below.

Why are we engaging in the Capital Raise and what is it?

We continue to recover from one of the longest and most severe economic recessions in recent history. We experienced a significant deterioration in credit quality throughout 2009 and 2010. That trend moderated somewhat in 2011 and in the first half of 2012 but has yet to reverse itself and we do not expect to return to profitability on an annual basis before 2013. The depth and length of the recession and, in particular, the slow recovery of the real estate market, have substantially impacted our financial condition and results of operations. Our net losses attributable to common shareholders for the 2009, 2010 and 2011 fiscal years were, respectively, $210.1 million, $99.2 million and $98.6 million. For the first six months of 2012 our net loss attributable to common shareholders was $13.6 million. The continued deterioration of our capital position is at least partially a result of these continued economic troubles. For a detailed discussion of the Company’s financial condition and results of operations refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

We have been subject to a written agreement with the Federal Reserve Bank of Richmond (“FRB”) and the Bureau of Financial Institutions of the Virginia State Corporation Commission since June 2010. Among other things, the agreement requires that the regulatory capital ratios of the Company and our subsidiary, The Bank of Hampton Roads (“BOHR”), substantially exceed the level required to qualify as “well-capitalized.” As of June 30, 2012, after giving effect to the closing of the $50 million private placement we discuss below, BOHR was well-capitalized with respect to its Total Risk Based Capital Ratio under the regulations of the Federal Deposit Insurance

Corporation (the “FDIC”). However, as of March 31, 2012, BOHR was “adequately capitalized” with respect to its Total Risk Based Capital Ratio. Our other banking subsidiary, Shore Bank (“Shore”), is not subject to the agreement and continued to have capital ratios above the “well-capitalized” threshold as of March 31, 2012 and June 30, 2012.

As a result of our capital status, a Special Committee of the Board of Directors (the “Special Committee”), comprised solely of four independent directors – W. Lewis Witt, Henry P. Custis, Jr., Patrick E. Corbin and William A. Paulette – worked closely with the Company’s management and advisors to evaluate alternatives for raising additional capital. These alternatives included selling common or preferred stock in public or private offerings, or issuing debt or subordinated debt. The Special Committee determined that an issuance of debt or subordinated debt would result in excessive interest expense. A public stock offering, other than a rights offering, would not provide our existing shareholders with the maximum opportunity to participate in the capital raise. The Special Committee also determined that the condition of the Company’s balance sheet should be improved and the Company should return to profitability before strategic alternatives other than a capital raise are seriously considered.

As a result of the foregoing, the Special Committee recommended unanimously to the full Board of Directors that the Company undertake a capital raise of at least approximately $80 million but no more than $95 million comprised of three components: (i) a private placement, (ii) a rights offering and (iii) a standby purchase of shares not purchased in the rights offering. In each of the three components, the Company has sold or will sell shares of its Common Stock for $0.70 per share. Our three largest shareholders entered into a standby purchase agreement with the Company (the “Standby Purchase Agreement”) whereby they agreed to be the sole purchasers in the private placement and standby purchase components. Our three largest shareholders are the following entities or affiliates or managed funds thereof: Anchorage Capital Group, L.L.C. (“Anchorage”), CapGen Capital Group VI LP (“CapGen”) and The Carlyle Group L.P. (“Carlyle”) (“Carlyle” and, together with Anchorage and CapGen, the “Investors”) We refer to this capital plan throughout this prospectus as the “Capital Raise”.

The ultimate size of the Capital Raise will depend on the outcome of this Rights Offering. If this Rights Offering is fully subscribed, the Capital Raise will result in $95 million in gross proceeds for which the Company will issue, in the aggregate, 135,714,286 shares of Common Stock. If no one subscribes to the Rights Offering, the Capital Raise will result in approximately $80 million in gross proceeds for which the Company will issue, in the aggregate, 114,265,032 shares of Common Stock.

On June 25, 2012 the Company’s shareholders approved certain matters related to the Capital Raise, including the issuance of up to 135,714,286 shares of the Company’s Common Stock in the Capital Raise and an amendment to the Company’s Articles of Incorporation that was a condition to the Capital Raise. On June 27, 2012 the Company closed the $50 million private placement, the first component of the Capital Raise.

The Rights Offering is the second component of the Capital Raise and is designed to provide each of our shareholders other than the Investors the opportunity to purchase up to, but no more than, their pro rata share of the $95 million Capital Raise based on the Common Stock held on May 31, 2012, the Record Date.

What was the Private Placement?

The private placement was the first component of the Capital Raise. We closed the private placement on June 27, 2012, selling $50 million of our Common Stock at $0.70 per share to the Investors (the “Private Placement”).

The Investors purchased a total of 71,428,572 shares of our Common Stock in the Private Placement, significantly increasing their collective percentage ownership of the Company pending the results of the Rights Offering and the standby purchase. The following table presents, for each of the three Investors and for all other shareholders as a group, the number of shares purchased and resulting percentage ownership of the Company after the Private Placement.

Shareholder	Ownership Percentage Before Private Placement	Number of Shares Purchased in Private Placement	Current Ownership Percentage
Carlyle	22.8%	18,520,747	24.9%
Anchorage	20.8%	19,197,431	24.9%
CapGen	17.5%	33,710,394	37.5%
Other Shareholders	38.9%	0	12.7%
Total	100.0%	71,428,572	100.0%

The Private Placement was designed to close by June 30, 2012 to ensure that BOHR qualified as “well capitalized” at the end of the second quarter. The Board of Directors concluded that the other components of the Capital Raise could not be consummated by that date.

What is the Standby Purchase?

The third component of the Capital Raise is the sale to the Investors, pursuant to the terms of the Standby Purchase Agreement, of all or a portion of the shares that are not purchased in the Rights Offering (the “Standby Purchase”). The Standby Purchase will close around the same time as the Rights Offering.

What is the Basic Subscription Right?

The Basic Subscription Right gives our shareholders the opportunity to purchase 1.8600 new shares of Common Stock for each existing share of Common Stock owned on the Record Date at a subscription price of $0.70 per share.

The Basic Subscription Right is equal to a pro rata share of the up to 64,285,715 shares we may issue in the $45 million Rights Offering. You may exercise any number of your Basic Subscription Rights, or you may choose not to exercise any Basic Subscription Rights at all.

If you hold a Hampton Roads Bankshares stock certificate, the number of shares you may purchase pursuant to your Basic Subscription Rights is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for each share of our Common Stock that you beneficially own as of the Record Date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the Additional Subscription Right?

If you purchase all of the shares available to you pursuant to your Basic Subscription Rights, you may also choose to exercise your Additional Subscription Right in whole or in part (or not at all). Each Additional Subscription Right gives our shareholders the opportunity to purchase 2.0667 new shares of Common Stock for each existing share of Common Stock owned on the Record Date at a subscription price of $0.70 per share.

An Additional Subscription Right, when added to a Basic Subscription Right, makes a total of 3.9267 new shares of our Common Stock available for each existing share of Common Stock owned on the Record Date at a subscription price of $0.70 per share. This right to 3.9267 shares of Common Stock is equal to a pro rata share of the maximum aggregate shares of Common Stock that we may issue in the maximum $95 million Capital Raise. Therefore, if you exercise all of your Basic Subscription Rights and Additional Subscription Rights, you will receive shares of our Common Stock equal to your pro rata share of the $95 million Capital Raise, as of the Record Date, at the same subscription price as the Investors. Under certain circumstances, and depending upon the level of participation in the Rights Offering by shareholders other than the Investors, your percentage ownership in the Company could increase if you exercise all of your Basic Subscription Rights and Additional Subscription Rights.

Since the Investors are not permitted to participate in the Rights Offering pursuant to the terms of the Standby Purchase Agreement, there will be sufficient shares available to permit all shareholders receiving Rights, other than the Investors, to exercise in full both their Basic Subscription Rights and their Additional Subscription Rights in the Rights Offering.

The number of shares you may purchase pursuant to your Additional Subscription Rights may be determined in the same manner as described above for Basic Subscription Rights.

May I subscribe for more than I am entitled to under the Basic Subscription Right and the Additional Subscription Right?

No. You may not purchase any shares in addition to those available to you pursuant to your Basic Subscription Right and Additional Subscription Right.

Are there any other limits on the number of shares I may purchase in the Rights Offering?

Eligible shareholders have the right to purchase up to 3.9267 shares of Common Stock for each share of Common Stock owned. However, no shareholder (other than the Investors) shall be permitted to beneficially own, together with any other person with whom such shareholder’s shares of Common Stock may be aggregated under applicable law, (i) more than 4.9% of the Company’s equity securities, unless such shareholder (or group) owned more than 4.9% of the Company’s equity securities on the Record Date or (ii) more than 9.9% of the Company’s equity securities (the “Ownership Limitations”).

What are the conditions to the Rights Offering?

The consummation of the Rights Offering is conditioned on the consummation of the Standby Purchase. If the Investors do not perform their obligations under the Standby Purchase Agreement or if the Standby Purchase is not consummated for any other reason, we may withdraw the Rights Offering. The Company reserves the right to amend, extend or terminate the Rights Offering, although we do not currently intend to do so. If the Company amends the Terms of the Rights Offering you will have the option to revoke and revise your election to participate in the Rights Offering. In referring to the “Terms of the Rights Offering” above and elsewhere in this prospectus, we are referring to the terms of the Rights and the Standby Purchase. The extension of the expiration date of the Rights Offering will not, in and of itself, be deemed to be an amendment of the Terms of the Rights Offering for these purposes.

What are the conditions to the Standby Purchase?

The obligation of the Investors to consummate the Standby Purchase is subject to certain conditions which, in addition to customary closing conditions, include that the Company has made satisfactory progress in certain corporate governance undertakings to add four new independent and qualified directors to the Company’s board of directors (the “Board of Directors”).

Who are the Investors?

The Investors are CapGen, together with ACMO-HR, L.L.C. and Carlyle Financial Services Harbor, L.P., affiliates of Anchorage Capital Group, L.L.C. and The Carlyle Group L.P., respectively. As of July 19, 2012, Carlyle held 24.9% of the Company’s Common Stock, Anchorage held 24.9% of the Company’s Common Stock and CapGen held 37.5% of the Company’s Common Stock. Two of the directors on the Board of Directors are designees of the Investors: Hal F. Goltz is a senior analyst with Anchorage and Robert B. Goldstein is a founding Principal in CapGen. A Carlyle designee, James Burr, has been appointed director of the Company effective upon receipt of approval from banking regulatory authorities. He will replace Carlyle’s previous designee, Randal K. Quarles, who resigned as a director effective May 21, 2012.

What are the limitations on the Investors’ participation in the Standby Purchase?

The Standby Purchase Agreement both restricts the participation of the Investors to comply with applicable banking laws and caps CapGen’s required participation (collectively, the “Investor Ownership Restrictions”).

Under the Change in Bank Control Act, Bank Holding Company Act and applicable Federal Reserve rules, regulations and approvals, neither Carlyle nor Anchorage may hold more than 24.9% of our outstanding Common Stock and CapGen may not hold more than 49.9% of our outstanding Common Stock.

While CapGen would be permitted to purchase up to 49.9% of our outstanding Common Stock under applicable law, it has agreed in the Standby Purchase Agreement to buy no more than 21,503,890 shares of Common Stock in the Standby Purchase. With this cap on CapGen’s participation, its ownership cannot exceed 41.2% of our outstanding Common Stock at the conclusion of the Rights Offering and the Standby Purchase.

Due to these Investor Ownership Restrictions the maximum amount the Investors can purchase in the Capital Raise, when the Standby Purchase is aggregated with the Private Placement, is 124,946,747 shares of the Company’s Common Stock.

How does the Standby Purchase work?

In connection with the Rights Offering, we have entered into a Standby Purchase Agreement with the Investors that provides, among other things, that they will not exercise their Rights and instead will purchase from us, at the subscription price, any shares of Common Stock not purchased in the Rights Offering to the extent permitted by the Investor Ownership Restrictions.

If no shareholders participate in the Rights Offering, the Investors will purchase 42,836,461 shares of Common Stock in the Standby Purchase. If shareholders other than the Investors (the “Other Shareholders”) participate in the Rights Offering, the Investors will be able to purchase more shares in the Standby Purchase without violating the Investor Ownership Restrictions, and will be required to do so to the extent such shares are available.

Depending on the participation by the Other Shareholders, the Investors will buy up to a maximum of 53,518,176 of the shares of Common Stock in the Standby Purchase without violating the Investor Ownership Restrictions. Therefore, when aggregated with their purchase of 71,428,572 shares in the Private Placement, the maximum amount the Investors’ can purchase in the Capital Raise is 124,946,747 shares of our Common Stock. The actual aggregate dollar amount of shares each of the Investors must purchase as set forth in the Standby Purchase Agreement is shown on Appendix A to this prospectus and depends on participation by the Other Shareholders in the Rights Offering.

What percentage of the Company will each of the Investors own following the Rights Offering and the Standby Purchase?

As discussed in the question immediately above, the Investors have agreed under the Standby Purchase Agreement to purchase a number of shares of our Common Stock that will depend on the participation of the Other Shareholders in the Rights Offering and on the Investor Ownership Restrictions.

The following table presents, for each of the three Investors and for all Other Shareholders as a group, the number of shares purchased, resulting percentage ownership of the Company and gross proceeds assuming different levels of participation in the Rights Offering and the Standby Purchase. The table presents the results for the entire Capital Raise, including the Private Placement, on an aggregate basis. A more detailed table, which outlines the Standby Purchase amounts of each of the Investors based on different levels of participation by the Other Shareholders, is attached to this prospectus as Appendix A.

	Scenario #1		Scenario #2		Scenario #3		Scenario #4
Shareholder	No Other Shareholders Participate in the Rights Offering (Aggregate Shares Purchased in Capital Raise)	Resulting Ownership Percentage	Other Shareholders Exercise 1/3 of Rights Offering Rights (Aggregate Shares Purchased in Capital Raise)	Resulting Ownership Percentage	Other Shareholders Exercise 2/3 of Rights Offering Rights (Aggregate Shares Purchased in Capital Raise)	Resulting Ownership Percentage	Other Shareholders Exercise All of Rights Offering Rights (Aggregate Shares Purchased in Capital Raise)	Resulting Ownership Percentage
Carlyle	29,187,031	24.9%	34,527,889	24.9%	34,180,747	24.7%	25,162,812	19.4%

Anchorage	29,863,716	24.9%	35,204,573	24.9%	32,537,431	23.3%	24,007,202	18.3%

CapGen	55,214,285	41.2%	48,338,967	31.9%	33,710,394	23.3%	33,710,394	23.3%

Other Shareholders	0	9.0%	17,642,857	18.3%	35,285,714	28.6%	52,833,878	38.9%

Total	114,265,032	100.0%	135,714,286	100.0%	135,714,286	100.0%	135,714,286	100.0%

Total Gross Proceeds	$79,985,523		$95,000,000		$95,000,000		$95,000,000

Why are there Standby Purchasers?

We obtained the Investors’ Standby Purchase commitment to ensure that, subject to the conditions of the Standby Purchase Agreement, 42,836,461 shares will be purchased in the Standby Purchase, even if no shares are purchased in the Rights Offering. Through this arrangement, we have ensured that we will raise gross proceeds of at least approximately $80 million in the Capital Raise.

Will fractional shares be issued in the Rights Offering?

No. Fractional shares resulting from either the Basic Subscription Rights or the Additional Subscription Rights will be eliminated by rounding down to the nearest whole share.

Why are we conducting the Rights Offering?

Our Board of Directors has chosen to structure the Capital Raise to include the Rights Offering to provide our shareholders the opportunity to purchase additional shares of our Common Stock, and an opportunity to avoid ownership dilution from the sale of Common Stock to the Investors.

In the event that the Rights Offering and Standby Purchase are not consummated, we may also decide to raise additional capital through an amendment to the Terms of the Rights Offering, a public offering of our Common Stock or by other means if our Board of Directors determines that it is in our best interest and the best interest of our shareholders. See “Risk Factors - The Standby Purchase is subject to certain conditions. As a result, we may not close on or receive the funds for the Standby Purchase.” for further discussion of the risks related to a failure to consummate the Rights Offering and Standby Purchase.

How was the subscription price determined?

We established a Special Committee of the Board of Directors, comprised of W. Lewis Witt, Henry P. Custis, Jr., Patrick E. Corbin, and William A. Paulette who are all disinterested and independent directors. The terms of the Rights Offering, including the price of the shares offered, were approved by the Special Committee. The price is based on a variety of factors, principally the financial fundamentals of the Company relative to similarly situated community banks, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, the market price of our Common Stock, the volatility of the market price of our Common Stock, our recent operating results, the liquidity of our Common Stock, and the desire to provide an opportunity to our shareholders to participate in the Capital Raise on a pro rata basis. In conjunction with its review of these factors, the Special Committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior offerings.

You should not consider the subscription price as an indication of value of the Company or our Common Stock. You should not assume or expect that, after the Rights Offering, shares of our Common Stock will trade at or above the subscription price in any given time period. The market price of our Common Stock may decline during or after the Rights Offering, and you may not be able to sell the underlying shares of our Common Stock purchased in the Rights Offering at a price equal to or greater than the subscription price. You should obtain a current quote for our Common Stock before exercising your Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this Rights Offering.

Am I required to exercise the Rights that I receive in the Rights Offering?

No. You may choose to exercise your Rights in whole or in part, or you may choose not to exercise any Rights. If you do not exercise any Rights, the number of shares of our Common Stock you own will not change as a result of the Rights Offering. However, if you choose not to exercise your Rights, your ownership interest in the Company will be diluted to the extent the Investors purchase our Common Stock and the Other Shareholders exercise their Rights, and your voting and other rights in the Company will likewise be diluted.

How soon must I act to exercise my Rights?

If you received a rights certificate and elect to exercise any or all of your Rights, the subscription and information agent must receive your completed and signed rights certificate and payment, including final clearance of any uncertified check, before the Rights Offering expires on September 5, 2012, at 5:00 p.m., New York City time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the expiration of the Rights Offering by which you must provide it with your instructions to exercise your Rights.

May I transfer my Rights?

No. You may not sell, transfer or assign your Rights to anyone. The Rights will not be listed for trading on the NASDAQ Global Select Market or any other stock exchange or market. Rights certificates may be completed only by the shareholder who receives the certificate.

How much will we receive from the Rights Offering and how will such proceeds be used?

We estimate that the net proceeds to us from the Standby Purchase and a fully subscribed Rights Offering, after deducting estimated offering expenses, will be approximately $44,700,000.

A detailed table, which outlines the gross proceeds of the Rights Offering and Standby Purchase based on different levels of participation in the Rights Offering by the Other Shareholders, is attached to this prospectus as Appendix A.

We intend to use the net proceeds from the Rights Offering for general corporate purposes, which will include, but not be limited to, making capital contributions to our subsidiary banks.

Are we requiring a minimum overall subscription from existing shareholders to complete the Rights Offering?

No. We are not requiring an overall minimum subscription to complete the Rights Offering. However, subject to the terms of the Standby Purchase Agreement the Investors have agreed to backstop the Rights Offering by purchasing from us, at the subscription price, a certain number of shares of our Common Stock that will depend on the participation of the Other Shareholders in the Rights Offering. If no Other Shareholders participate in the Rights Offering, the Investors will purchase 42,836,461 shares of our Common Stock in the Standby Purchase. If Other Shareholders participate, the Investors will buy any shares of Common Stock not subscribed for pursuant to the exercise of Basic Subscription Rights and Additional Subscription Rights up to the relevant Investor Ownership Restrictions.

Can our Board of Directors terminate, amend or extend the Rights Offering?

Yes. Our Board of Directors may decide to terminate the Rights Offering before the closing of the Rights Offering. If our Board of Directors terminates the Rights Offering, any money received from subscribing shareholders will be returned promptly, without interest or penalty. If we terminate the Rights Offering, we will not issue shares of our Common Stock to holders who have exercised their Rights prior to termination. We have the right to extend the Rights Offering for additional periods. We also have the right to amend the Terms of the Rights Offering. If we amend the Terms of the Rights Offering, all subscribers will have the opportunity to revoke and revise their subscriptions. If you terminate your subscription on account of an amendment to the Terms of the Rights Offering, we will return promptly, without interest or penalty, any money received from you in connection with your subscription.

Why was May 31, 2012 chosen as the Record Date?

Our Board of Directors chose May 31, 2012 as the Record Date of the Rights Offering to ensure that the Rights would be distributed to our shareholders based on their relative ownership of our Common Stock before the consummation of the Private Placement.

Have either our Board of Directors or the Investors made a recommendation to shareholders regarding the Rights Offering?

Neither our Board of Directors nor the Investors are making a recommendation regarding your exercise of the Rights, although our Board of Directors has determined that conducting the Rights Offering is in the Company’s best interests. Shareholders who exercise Rights will incur investment risk on new money invested. We cannot predict the price at which our shares of Common Stock will trade after the Rights Offering. The market price for our Common Stock may decrease to an amount below the subscription price, and if you purchase shares at the subscription price, you may not be able to sell the underlying shares of our Common Stock in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our shares of Common Stock.

Will our directors and executive officers participate in the Rights Offering?

To the extent they hold shares of our Common Stock as of the Record Date, our directors and officers are entitled to participate in the Rights Offering on the same terms and conditions applicable to all shareholders. We believe some of our directors and executive officers will participate in the Rights Offering at varying levels, but they are not required to do so. See “Security Ownership of Certain Beneficial Owners and Management” below for information regarding the beneficial ownership of our Common Stock by our directors and executive officers and the maximum number of shares of our Common Stock they will be entitled to beneficially own as a result of the Rights Offering and Standby Purchase.

Two of the directors on the Board of Directors are designees of the Investors: Hal F. Goltz is a senior analyst with Anchorage and Robert B. Goldstein is a founding Principal in CapGen. A Carlyle designee, James Burr, has been appointed director of the Company effective upon receipt of approval from banking regulatory authorities. He will replace Carlyle’s previous designee, Randal K. Quarles, who resigned as a director effective May 21, 2012. The Investors have entered into a Standby Purchase Agreement, pursuant to which they have agreed to backstop the Rights Offering by purchasing from us, at the subscription price, a certain number of shares of our Common Stock that will depend on the participation of the Other Shareholders in the Rights Offering. See “Questions and Answers Relating to the Offering — How does the Standby Purchase work?”

How do I exercise my Rights if I own shares in certificate form?

If you hold a Common Stock certificate and you wish to participate in the Rights Offering, you must deliver a properly completed and signed rights certificate, together with payment of the purchase price, to the subscription and information agent before 5:00 p.m., New York City time, on September 5, 2012. If you send an uncertified check, payment will not be deemed to have been delivered to the subscription and information agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to the Company. You are solely responsible for completing delivery to the subscription and information agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription and information agent so that the subscription and information agent receives them by 5:00 p.m., New York City time, on September 5, 2012.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares. To the extent the aggregate subscription price of the actual number of unsubscribed shares allocated to you is less than the amount you actually paid, the excess subscription payments will be returned to you, without interest or penalty, as soon as practicable. We reserve the right to reject any attempted subscription that does not include proper documentation or matching payment.

What should I do if I want to participate in the Rights Offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of Common Stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the Rights on your behalf. If you wish to purchase our Common Stock through the Rights Offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish an earlier deadline before the expiration date of the Rights Offering.

What form of payment is required to purchase our Common Stock?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription and information agent must be made in U.S. currency, by one of the following two methods:

•	uncertified check drawn upon a U.S. bank payable to “Registrar and Transfer Company as rights agent for Hampton Roads Bankshares, Inc.,” or

•

wire transfer of immediately available funds at the following account: ABA No. 031-201-360, further credit to Account No. 276-053-5977 at TD Bank, 6000 Atrium Way, Mt. Laurel, New Jersey, 08054, with an account name of “Registrar and Transfer Company as rights agent for Hampton Roads Bankshares, Inc.” Any wire transfer should clearly indicate the identity of the subscriber who is paying the subscription price by wire transfer.

Payments will be deemed to have been received upon (i) clearance of any uncertified check, or (ii) receipt of collected funds in the account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such time.

If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

When will I receive my new shares?

If you purchase Common Stock in the Rights Offering, you will receive your new shares as soon as practicable after the Rights Offering closes. We anticipate that the Rights Offering will close on or about September 20, 2012.

After I send in my payment and rights certificate to the subscription and information agent, may I cancel my exercise of Rights?

No. You may not revoke or revise any exercise of Rights once made unless the Rights Offering is later terminated or the Terms of the Rights Offering are amended by us even if you later learn information that you consider to be unfavorable to the exercise of your Rights. If we amend the Terms of the Rights Offering, we will extend the Rights Offering and offer all Rights holders the right to revoke and revise any subscription submitted prior to such amendment upon the terms and conditions we set forth in such amendment. The extension of the expiration date of the Rights Offering will not, in and of itself, be deemed to be an amendment of the Terms of the Rights Offering for these purposes. As a result, if we extend the expiration date of the Rights Offering, you will not be able to revoke or revise your exercise of Rights as a result of that extension. You should not exercise your Rights unless you are certain that you wish to purchase shares at the subscription price of $0.70 per share.

What effects will the Rights Offering have on our outstanding Common Stock?

As a result of the Rights Offering and Standby Purchase, up to an additional 64,285,715 shares of our Common Stock will be issued and outstanding after the closing of the Rights Offering and the Standby Purchase. As a result, the ownership interests and voting interests of the existing shareholders that do not fully exercise their Rights (including their Additional Subscription Rights) may be diluted.

In addition, if the subscription price of the shares is less than the market price of our Common Stock it will likely reduce the market price per share of the shares you already hold.

Are there risks in exercising my Rights?

Yes. The exercise of your Rights involves a high degree of risk. Exercising your Rights involves the purchase of additional shares of Common Stock and you should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 18 of this prospectus and in the documents incorporated by reference into this prospectus.

If the Rights Offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription and information agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If we do not complete the Rights Offering, all subscription payments received by the subscription and information agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription and information agent will return payments through the record holder of your shares. No interest will be paid on subscription payments that are returned because the Rights Offering is not completed.

What fees or charges apply if I purchase shares in the Rights Offering?

We are not charging any fee or sales commission to issue Rights to you or to issue shares to you if you exercise your Rights. If you exercise your Rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising my Rights?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of Rights in the Rights Offering. You should consult your tax advisor as to your particular tax consequences resulting from the Rights Offering. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment as directed by that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by mail, hand delivery or overnight courier to:

Registrar and Transfer Company

10 Commerce Drive Cranford, NJ 07016

Attn. Reorg/Exchange Department

Telephone Number for Confirmation:

(800) 368-5948 (toll free)

Telephone Number for Information:

(800) 368-5948 (toll free)

Email Address for Information:

info@rtco.com

You or, if applicable, your nominee are solely responsible for completing delivery to the subscription and information agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription and information agent and clearance of payment before the expiration of the Rights Offering at 5:00 p.m., New York City time, on September 5, 2012. We reserve the right to reject any attempted subscription that does not include proper documentation or matching payment.

Whom should I contact if I have other questions?

If you have any questions regarding the Company, the Rights Offering, completing a rights certificate or submitting payment in the Rights Offering, please contact our subscription and information agent for the Rights Offering, Registrar and Transfer Company at the address, telephone number or email address listed above.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making your investment decisions.

HAMPTON ROADS BANKSHARES, INC.

Hampton Roads Bankshares, Inc. is the parent company of two banking subsidiaries – The Bank of Hampton Roads (“BOHR”) and Shore Bank (“Shore”), which operate financial centers located throughout Virginia, North Carolina and Maryland. The Bank of Hampton Roads has full-service offices in the Hampton Roads region of southeastern Virginia, including offices in the city of Chesapeake, offices in the city of Norfolk, offices in the city of Virginia Beach, an office in Emporia, and an office in the city of Suffolk. In addition, The Bank of Hampton Roads has full-service offices that do business as Gateway Bank & Trust Co. located in the Northeastern, Southeastern, and Research Triangle regions of North Carolina and in Richmond, Virginia. Shore Bank has full-service offices in the counties of Accomack and Northampton in Virginia, and the counties of Wicomico and Worcester in Maryland.

As of June 30, 2012, we had total consolidated assets of approximately $2.1 billion, net total loans of $1.4 billion, total deposits of $1.7 billion, total consolidated liabilities, including deposits, of $1.9 billion, and consolidated shareholders’ equity of approximately $105.3 million. Our principal business is to attract deposits and to loan or invest those deposits on profitable terms by targeting the banking needs of individuals and small to medium sized businesses in our primary market areas. We offer all traditional loan and deposit banking services, as well as telephone banking, internet banking, remote deposit capture, and debit cards. We accept both commercial and consumer deposits. These deposits are in varied forms of both demand and time accounts, including checking accounts, interest checking, money market accounts, savings accounts, certificates of deposit, and IRA accounts.

We complement our core banking operations by offering a wide range of services through our various non-banking subsidiaries, which include Shore Investments, Inc., which provides securities brokerage and investment advisory services, Gateway Investment Services, Inc., which provides investment advisory services, and Gateway Bank Mortgage, Inc., which provides mortgage banking services.

Our Common Stock is traded on the NASDAQ Global Select Market under the ticker symbol “HMPR.” Our principal executive offices are located at 999 Waterside Drive, Suite 200, Norfolk, Virginia 23510 and our telephone number is (757) 217-1000. Our internet address is www.bankofhamptonroads.com. The information contained on our web site is not part of this prospectus.

Recent Events

Special Shareholders Meeting

On June 25, 2012 the Company’s shareholders approved certain matters related to the Capital Raise, including the issuance of up to 135,714,286 shares of the Company’s Common Stock in the Capital Raise and an amendment to the Company’s Articles of Incorporation that was a condition to the Capital Raise. The shareholders also approved amendments to the Company’s 2011 Omnibus Incentive Plan.

Private Placement

On June 27, 2012 the Company sold $50 million of our Common Stock at $0.70 per share to the Investors in the Private Placement. As a result of the Private Placement, BOHR qualified as “well capitalized” under all regulatory capital ratios at the close of the second quarter.

In connection with the sale, and as required by the Standby Purchase Agreement, the Investors terminated, or agreed to be terminated, warrants they or their affiliates held to purchase an aggregate of 1,836,302 shares of the Company’s common stock at $10.00 per share.

The Investors (or their designees) each received a fee of $1 million in cash, for a total payment of $3 million, as compensation for performing their respective obligations under the Standby Purchase Agreement in connection with the Private Placement. Each of the Investors was reimbursed for its fees and expenses incurred in connection with the Private Placement.

The Private Placement also resulted in an adjustment to the warrant to purchase Common Stock currently held by the United States Treasury Department (the “Treasury”). The Treasury holds a warrant (the “Treasury Warrant”) that, before the Private Placement, entitled it to purchase 53,034 shares of Common Stock at an exercise price of $10.00 per share. Because the Private Placement was not a transaction excluded from the operation of the anti-dilution provisions of the Treasury Warrant, as of the closing of the Private Placement the number of shares purchasable under the Treasury Warrant were adjusted to 757,629 shares of our Common Stock and the exercise price to purchase such shares was adjusted to $0.70 per share.

Financial Highlights for Period Ended June 30, 2012

Income Statement:

•	Net loss of $5.7 million for the quarter ended June 30, 2012, compared to losses of $7.9 million for the first quarter of 2012 and $18.8 million for the second quarter of 2011.

•	Net interest income for the second quarter of 2012 was $16.2 million, compared to $16.7 million in the first quarter of 2012 and $18.2 million in the second quarter of 2011.

•	Net interest margin during the quarter was 3.66%, compared to 3.62% in the previous quarter and 3.20% in the second quarter of 2011.

•	Provision for loan losses for the second quarter of 2012 was $4.3 million compared to $7.3 million in the first quarter of 2012 and $14.7 million in the second quarter of 2011.

•	Noninterest income was $2.0 million during the second quarter of 2012 compared to $3.1 million during the first quarter of 2012 and $3.4 million in the second quarter of 2011.

•	Noninterest expenses decreased to $18.8 million during the second quarter of 2012 compared to $19.9 million in the first quarter of 2012 and $25.6 million in the second quarter of 2011.

Balance Sheet:

•	As of June 30, 2012, total assets were $2.07 billion, down slightly from $2.17 billion at December 31, 2011.

•	During the first half of 2012, loans outstanding declined from $1.50 billion to $1.44 billion.

•	Total deposits declined during the first half of the year to $1.67 billion from $1.80 billion at December 31, 2011.

•	Nonperforming assets declined to $173.5 million at June 30, 2012, down from $189.8 million and $196.9 million at March 31, 2012 and December 31, 2011, respectively.

•	Nonperforming assets represented 8.38% of total assets at June 30, 2012 compared to 9.08% at December 31, 2011.

Russell Indexes

The Company was removed from the Russell 3000 Index and the Russell Global Index as of June 22, 2012. The Russell 3000 Index measures the performance of the largest 3000 U.S. companies representing approximately 98% of the investable U.S. equity market. The Russell Global Index measures the performance of the global equity market based on all investable equity securities. The Russell Global Index includes approximately 10,000 securities in 48 countries and covers 98% of the investable global market.

The Rights Offering

Rights Distributed	We are distributing at no charge to record holders of our Common Stock as of 5:00 p.m., New York City time, on the record date of May 31, 2012, one non-transferable subscription right for each share of Common Stock then held of record. For each subscription right that you own, you will have a Basic Subscription Right to buy from us 1.8600 shares of our Common Stock at a subscription price of $0.70 per share and an Additional Subscription Right to buy from us, if you exercise all of your Basic Subscription Rights, 2.0667 shares of our Common Stock at a subscription price of $0.70 per share.

Subscription Price	The subscription price is $0.70 per share of Common Stock, which was determined through a Special Committee of the Board of Directors. See “Questions and Answers Relating to the Rights Offering — How was the subscription price determined?”

Subscription Right	Each subscription right consists of a Basic Subscription Right and an Additional Subscription Right.

Basic Subscription Right	For each subscription right that you own, you will have a Basic Subscription Right to buy from us 1.8600 shares of Common Stock at the subscription price. You may exercise your Basic Subscription Right for some or all of your Basic Subscription Rights, or you may choose not to exercise any of your Basic Subscription Rights.

Additional Subscription Right	If you exercise all of your Basic Subscription Rights, you will have, for each subscription right that you own, an Additional Subscription Right to buy from us 2.0667 shares of Common Stock at the subscription price. If you exercise all of your Basic Subscription Rights, you may exercise your Additional Subscription Rights for some or all of your Additional Subscription Rights, or you may choose not to exercise any of your Additional Subscription Rights.

No Fractional Shares	Fractional shares resulting from the exercise of either the Basic Subscription Rights or the Additional Subscription Rights will be eliminated by rounding down to the nearest whole share.

Record Date	May 31, 2012

Expiration Date	The Rights will expire at 5:00 p.m., New York City time, on September 5, 2012. We reserve the right to extend the expiration date and the Rights Offering period at our sole discretion.

Use of Proceeds	We intend to use the net proceeds from the Rights Offering for general corporate purposes, which will include, but not be limited to, making capital contributions to our subsidiary banks. Please see “Use of Proceeds.”

Standby Purchase and Standby Purchase Agreement	In connection with the Rights Offering, we have entered into the Standby Purchase Agreement with the Investors that provides that they will not exercise their Basic Subscription Rights and instead will purchase from us, at the subscription price, 71,428,572 shares of our Common Stock in the Private Placement plus a portion of the shares, if any, not subscribed for in the Rights Offering. The Investors’ obligation to buy shares not subscribed for in the Rights Offering is subject to the Investor Ownership Restrictions and is dependent on the participation of the Other Shareholders in the Rights Offering. The actual aggregate dollar amount of shares each of the Investors must purchase as set forth in the Standby Purchase Agreement is shown on Appendix A to this prospectus and depends on participation by the Other Shareholders in the Rights Offering.

Expense Reimbursements	Pursuant to the Standby Purchase Agreement, each of the Investors will also be reimbursed for its fees and expenses incurred in connection with the Standby Purchase. Each of the Other Shareholders is responsible for its own fees and expenses.

Shares Outstanding	As of July 19, 2012, we had 105,990,604 shares of Common Stock outstanding. Assuming the sale of all 64,285,715 shares in the Rights Offering and Standby Purchase, we would have 135,714,286 shares outstanding upon the completion of the offerings.

Change in Investor Ownership	As of June 26, 2012, before the consummation of the Private Placement, Carlyle, Anchorage and CapGen owned 22.8%, 20.8%, and 17.5%, respectively, of our Common Stock. Immediately following the Private Placement, Carlyle, Anchorage and CapGen owned 24.9%, 24.9%, and 37.5%, respectively, of our Common Stock. Immediately following the consummation of the Standby Purchase, Carlyle and Anchorage will own no more than 24.9% of our Common Stock and CapGen will own up to 41.2% of our Common Stock.

Procedure for Exercising Subscription Rights	To exercise your Rights, you must take the following steps:

If you were a registered holder of Common Stock on the Record Date, you must deliver payment and a properly completed rights certificate to the subscription and information agent before September 5, 2012, at 5:00 p.m., New York City time.

If you are a beneficial owner of shares that were registered in the name of a broker, dealer, custodian bank or other nominee on the Record Date, your broker, dealer, custodian bank or other nominee must exercise your Rights on your behalf and deliver all documents and payments before September 5, 2012, at 5:00 p.m., New York City time but may impose an earlier deadline on your delivery of documents and payment to it.

Non-Transferability of Subscription Rights	The Rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on NASDAQ or any other stock exchange or market.

No Revocation	You may not revoke or revise any exercise of Rights once made unless we terminate or amend the Terms of the Rights Offering, even if you later learn information that you consider to be unfavorable to the exercise of your Rights. You should not exercise your Rights unless you are certain that you wish to purchase additional shares of Common Stock at a subscription price of $0.70 per share.

No Board or Investor Recommendation	Neither our Board of Directors nor the Investors are making any recommendation regarding your exercise of your Rights. You are urged to make your decision based on your own assessment of our business and the Rights Offering. Please see “Risk Factors” on page 18 for a discussion of some of the risks involved in investing in our Common Stock.

Subscription and Information Agent	Registrar and Transfer Company

Dividend Policy	All dividends on the Common Stock have been suspended since July 30, 2009. See “Market for Common Stock and Dividend Policy” on page 39.

Market for Common Stock	Our Common Stock is currently traded on the NASDAQ Global Select Market under the symbol “HMPR.” See “Market for Common Stock and Dividend Policy” at page 39.

RISK FACTORS

An investment in our Common Stock involves various risks. You should carefully understand the risks described below before you invest in our Common Stock. If any of the following risks actually occur, our business, financial condition, and results of operations could suffer, in which case the trading price of our Common Stock could decline. You should read this section together with the other information presented in this prospectus.

Risks Related to our Business

We incurred significant losses in 2009, 2010, and 2011 and expect to incur significant losses in 2012, and in the first six months of 2012, although at a lower level than in the previous years. While we expect to return to profitability in 2013, we can make no assurances to that effect.

Throughout 2009, 2010, 2011, and in the first six months of 2012, our loan customers continued to operate in an economically stressed environment. Economic conditions in the markets in which we operate remain constrained and the levels of loan delinquencies and defaults that we experienced were substantially higher than historical levels and our net interest income did not grow significantly.

As a result, our net loss attributable to common shareholders for the six months ended June 30, 2012 was $13.6 million or $0.38 per common diluted share compared to our net loss attributable to common shareholders for the six months ended June 30, 2011 of $50.5 million or $1.51 per common diluted share. The net loss for the six months ended June 30, 2012 was primarily attributable to a significant provision for loan losses, the impact of nonaccrual loans on interest income, and losses on foreclosed real estate and repossessed assets. Our net interest income decreased $3.6 million for the six months ended June 30, 2012 as compared to the same period in 2011. This trend may continue for the remainder of 2012 and could adversely impact our ability to become profitable. In light of the current economic environment, significant additional provisions for loan losses also may be necessary to supplement the allowance for loan losses in the future. As a result, we may continue to incur significant credit costs and net losses for the remainder of 2012, which would continue to adversely impact our financial condition, results of operations, and the value of our Common Stock. We expect to incur a net loss for the 2012 year taken as a whole, and we can make no assurances as to when we will be profitable. Additional losses could cause us to incur future net losses and could adversely affect the price of, and market for, our Common Stock.

The determination of the appropriate balance of our allowance for loan losses is merely an estimate of the inherent risk of loss in our existing loan portfolio and may prove to be incorrect. If such estimate is proven to be materially incorrect and we are required to increase our allowance for loan losses, our results of operations, financial condition, and the value of our Common Stock would be materially adversely affected.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to our expenses that represents management’s best estimate of probable losses within our existing portfolio of loans. Our allowance for loan losses amounted to $62.9 million at June 30, 2012, which represented 4.38% of our total loans, as compared to $74.9 million, or 4.98% of total loans, at December 31, 2011. The level of the allowance reflects management’s estimates and judgments as to specific credit risks, evaluation of industry concentrations, loan loss experience, current loan portfolio quality, present economic, political, and regulatory conditions, and unidentified losses inherent in the current loan portfolio. For further discussion on the impact continued weak economic conditions have on the collateral underlying our loan portfolio, see “If the value of real estate in the markets we serve were to further decline materially, a significant portion of our loan portfolio could become further under-collateralized, which could result in a material increase in our allowance for loan losses and have a material adverse effect on us.”

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires management to make significant estimates of current credit risks and future trends, all of which may undergo material changes. In addition, regulatory agencies as an integral part of their examination process, periodically review the estimated losses of loans. Such agencies may require us to recognize additional losses based on their judgments about information available to them at the time of their examination. Accordingly, the allowance for loan losses may not be adequate to cover loan losses or significant increases to the allowance for loan losses may be required in the future if economic conditions should worsen. Any such increases in the allowance for loan losses may have a material adverse effect on our results of operations, financial condition, and the value of our Common Stock.

We have had, and may continue to have, large numbers of problem loans and difficulties with our loan administration, which could increase our losses related to loans.

Our non-performing assets as a percentage of total assets remained at 8% at June 30, 2012. On June 30, 2012, 1% of our loans were 30 to 89 days delinquent and were treated as performing assets. Based on these delinquencies, more loans may become non-performing. The administration of non-performing loans is an important function in attempting to mitigate any future losses related to our non-performing assets.

In the past, our management of non-performing loans was, at times, not as strong as we would prefer. In 2009, we hired an independent third party to review a significant portion of our loans. The independent third party discovered several deficiencies with our loan management that we have since taken steps to remedy. The following deficiencies were identified: updated appraisals on problem loans and large loans secured by real estate were not always being obtained; better organized credit files were needed; additional resources were needed to manage problem loans; and a lack of well-defined internal workout policies and procedures.

We have taken a variety of actions to remedy the conditions noted above and made other enhancements to our credit review and collection processes. Initiatives and procedures that augmented the credit administration function included acquisition and development loan reviews, interest reserve loan reviews, past due loan reviews, forecasting reviews, standard loan reviews, loans presented for approval and renewal, relationship reviews, and global cash flow analyses. We have improved the organization of our credit files and have made efforts to attain appraisal updates in a timelier manner. We also increased staffing in credit administration and established and staffed a separate special assets function to manage problem assets.

Although we have made significant enhancements to our loan administration processes to address these issues, we can give you no assurances that we will be able to successfully manage our problem loans, our loan administration, and origination process. If we are unable to do so in a timely manner, our loan losses could increase significantly and this could have a material adverse effect on our results of operations and the value of, or market for, our Common Stock.

If the value of real estate in the markets we serve were to further decline materially, a significant portion of our loan portfolio could become further under-collateralized, which could have a material adverse effect on our loan losses, results of operations, and financial condition.

With approximately three-fourths of our loans concentrated in the regions of Hampton Roads, Richmond, and the Eastern Shore in Virginia and the Triangle region of North Carolina, a decline in local economic conditions could adversely affect the value of the real estate collateral securing our loans. Moreover, our markets in the Outer Banks of North Carolina have been especially hard hit by recent declines in real estate values. A further decline in property values could diminish our ability to recover on defaulted loans by selling the real estate collateral, making it more likely that we would suffer additional losses on defaulted loans. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would negatively impact our profits. Also a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of financial institutions whose real estate portfolios are more geographically diverse. The local economies where the Company does business are heavily reliant on military spending and may be adversely impacted by significant cuts to such spending that might result from recent Congressional budgetary enactments. Real estate values are affected by various factors in addition to local economic conditions, including, among other things, changes in general or regional economic conditions, government rules or policies, and natural disasters.

An inability to maintain our regulatory capital position could adversely affect our operations.

At June 30, 2012, BOHR and Shore were classified as “well capitalized” for regulatory capital purposes. However, impairments to our loan or securities portfolio, declines in our earnings or a combination of these or other factors could change our capital position in a relatively short period of time. Further, BOHR may not accept new brokered deposits in excess of the level it had at the time it entered into the June 17, 2010 Written Agreement with the FRB and the Bureau of Financial Institutions until it is no longer subject to the Written Agreement. Additionally, if it is unable to remain “well capitalized,” it will not be able to renew or accept brokered deposits without prior regulatory approval or offer interest rates on deposit accounts that are significantly higher than the average rates in its market area. As a result, it would be more difficult for us to attract new deposits as our existing brokered deposits mature and do not rollover and to retain or increase non-brokered deposits. If we are not able to attract new deposits, our ability to fund our loan portfolio may be adversely affected. In addition, we would pay higher insurance premiums to the FDIC, which will reduce our earnings.

We may be subject to prompt corrective action by our regulators if our total risk-based capital ratio declines below 8%.

Section 38 of the Federal Deposit Insurance Act requires insured depository institutions and federal banking regulators to take certain actions promptly to resolve capital deficiencies at insured depository institutions. Section 38 establishes mandatory and discretionary restrictions on any insured depository institution that fails to remain at least adequately capitalized, which would occur if our total risk-based capital ratio declined below 8%. These restrictions could include submissions and implementations of acceptable capital plans, restrictions on the payment of dividends and certain management fees, increased supervisory monitoring, restrictions as to asset growth, branching and new business lines without regulatory approval, restriction of senior officer compensation, placement into receivership, restriction of entering into certain material transactions, restriction of extending credit, restriction of making any material changes in accounting methods, and restrictions as to undertaking covered transactions.

The Company has restated its financial statements, which may have a future adverse effect.

The Company may continue to suffer adverse effects from the restatement of its previously issued financial statements that were included in its annual report on Form 10-K for the year ended December 31, 2009, as amended, and its quarterly report on Form 10-Q for the quarter ended March 31, 2010, as amended.

As a result of this matter, the Company may become subject to civil litigation or regulatory actions. Any of these matters may contribute to further rating downgrades, negative publicity, and difficulties in attracting and retaining customers, employees, and management personnel.

We have entered into a Written Agreement with the Federal Reserve Bank of Richmond (the “FRB”) and the Virginia Bureau of Financial Institutions that subjects us to significant restrictions and requires us to designate a significant amount of our resources to complying with the agreement, and it may have a material adverse effect on our operations and the value of our securities.

Effective June 17, 2010, the Company and BOHR entered into the Written Agreement with the FRB and the Bureau of Financial Institutions. Shore is not a party to the Written Agreement.

Under the terms of the Written Agreement, BOHR has agreed to develop and submit for approval within the time periods specified in the Written Agreement written plans to:

•	strengthen board oversight of management and BOHR’s operations;

•	strengthen credit risk management policies;

•

improve BOHR’s position with respect to loans, relationships, or other assets in excess of $2.5 million that are now or in the future may become past due more than 90 days, are on BOHR’s problem loan list, or adversely classified in any report of examination of BOHR;

•	review and revise, as appropriate, current policy and maintain sound processes for determining, documenting, and recording an adequate allowance for loan and lease losses;

•	improve management of BOHR’s liquidity position and funds management policies;

•	provide contingency planning that accounts for adverse scenarios and identifies and quantifies available sources of liquidity for each scenario;

•	reduce BOHR’s reliance on brokered deposits; and

•	improve BOHR’s earnings and overall condition.

In addition, BOHR has agreed that it will:

•

not extend, renew, or restructure any credit that has been criticized by the FRB or Bureau of Financial Institutions absent prior Board of Directors approval in accordance with the restrictions in the Written Agreement;

•

eliminate all assets or portions of assets classified as “loss” and thereafter charge off all assets classified as “loss” in a federal or state report of examination, unless otherwise approved by the FRB;

•	only accept brokered deposits up to the level maintained at the time the Written Agreement was entered into;

•	comply with legal and regulatory limitations on indemnification payments and severance payments; and

•	appoint a committee to monitor compliance with the terms of the Written Agreement.

In addition, the Company has agreed that it will:

•

not make any other form of payment representing a reduction in BOHR’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities absent prior regulatory approval;

•	take all necessary steps to correct certain technical violations of law and regulation cited by the FRB;

•	refrain from guaranteeing any debt without the prior written approval of the FRB and the Bureau of Financial Institutions; and

•	refrain from purchasing or redeeming any shares of its stock without the prior written consent of the FRB or the Bureau of Financial Institutions.

Under the terms of the Written Agreement, the Company and BOHR have submitted capital plans to maintain sufficient capital at the Company on a consolidated basis and at BOHR on a stand-alone basis and to refrain from declaring or paying dividends absent prior regulatory approval.

This description of the Written Agreement is qualified in its entirety by reference to the copy of the Written Agreement filed with the Company’s Current Report on Form 8-K, filed June 17, 2010. To date, the Company and BOHR have met all of the deadlines for taking actions required by the FRB and the Bureau of Financial Institutions under the terms of the Written Agreement. The Board of Directors oversees the Company’s compliance with the terms of the Written Agreement and has met each month to review compliance. Written plans have been submitted for strengthening board oversight, strengthening credit risk management practices, improving liquidity, reducing the reliance on brokered deposits, improving capital, and curing the technical violations of laws and regulations. The Company has also submitted its written policies and procedures for maintaining an adequate allowance for loan losses and its plans for all foreclosed real estate and nonaccrual and delinquent loans in excess of $2.5 million. Additionally, the Company instituted the required review process for all classified loans. Previously, the Company charged off the assets identified as loss from the previous examination. Moreover, the Company raised $295.0 million in the closings of several related capital transactions in the third and fourth quarters of 2010 and $50.0 million in the Private Placement. As of June 30, 2012, BOHR and Shore were above the “well-capitalized” threshold with respect to their Tier 1 Risk-Based Capital Ratio, Leverage Ratio and Total Risk-Based Capital Ratio. As a result, management believes that, except for our significant level of loan losses, the Company and BOHR are in full compliance with the terms of the Written Agreement.

The formal investigation by the SEC may result in penalties, sanctions, or a restatement of our previously issued financial statements.

In April 2011, the SEC’s Division of Enforcement notified the Company that the Division is conducting a formal investigation into the Company’s deferred tax asset valuation allowances, provision and allowance for loan losses and other matters contained in its annual and quarterly reports for years 2008 through 2010. The Company intends to cooperate fully with the Division and believes its provisions and allowances will be determined to be appropriate. However, the formal investigation has not been completed, and we cannot predict the timing or eventual outcome of this investigation. The investigation could possibly result in penalties, sanctions, or a restatement of our previously issued consolidated financial statements.

The Company has received a grand jury subpoena from the United States Department of Justice, Criminal Division. The Company has been advised that it is not a target at this time, and we do not believe we will become a target, but there can be no assurances as to the timing or eventual outcome of the related investigation.

On November 2, 2010, the Company received from the United States Department of Justice, Criminal Division, a grand jury subpoena to produce information principally relating to the merger of Gateway Financial Holdings, Inc. into the Company on December 31, 2008 and to loans made by Gateway Financial Holdings, Inc. and its wholly owned subsidiary, Gateway Bank & Trust Co., before Gateway Financial Holdings, Inc.’s merger with the Company. The United States Department of Justice, Criminal Division has informed us that we are not a target of the investigation at this time, and we are fully cooperating. We can give you no assurances as to the timing or eventual outcome of this investigation.

FDIC insurance assessments could increase from our prior inability to maintain a “well-capitalized” status, which will further decrease earnings.

The Dodd-Frank Act permanently lifted the FDIC coverage limit to $250,000. The Dodd-Frank Act also revised the assessment methodology for funding the DIF requiring that assessments be based on an institution’s average consolidated total assets minus average tangible equity, rather than the institution’s deposits. In addition, in May 2009, the FDIC announced that it had voted to levy a special assessment on insured institutions in order to facilitate the rebuilding of the DIF. The assessment is equal to five-basis points of the Company’s total assets minus Tier 1 capital as of June 30, 2009. The FDIC has indicated that future special assessments are possible.

In addition, under the FDIC’s risk-based deposit insurance assessment system, an institution’s assessment rate varies according to certain financial ratios, its supervisory evaluations, and other factors. Our inability to maintain a “well-capitalized” status could impact our risk category and could cause our assessment to increase significantly in 2012 compared to 2011, which could decrease our earnings.

These developments have caused, and may cause in the future, an increase to our assessments, and the FDIC may be required to make additional increases to the assessment rates and levy additional special assessments on us. Higher insurance premiums and assessments increase our costs and may limit our ability to pursue certain business opportunities. We also may be required to pay even higher FDIC premiums than the recently increased level because financial institution failures resulting from the depressed market conditions have depleted and may continue to deplete the DIF and reduce its ratio of reserves to insured deposits.

Our commercial real estate and equity line lending may expose us to a greater risk of loss and hurt our earnings and profitability.

Our business strategy centers, in part, on offering commercial and equity line loans secured by real estate in order to generate interest income. These types of loans generally have higher yields and shorter maturities than traditional one-to-four family residential mortgage loans. At June 30, 2012, commercial real estate and equity line lending totaled approximately $689.3 million, which represented 48% of total loans. Such loans increase our credit risk profile relative to other financial institutions that have lower concentrations of commercial real estate and equity line loans.

Loans secured by commercial real estate properties are generally for larger amounts and involve a greater degree of risk than one-to-four family residential mortgage loans. Payments on loans secured by these properties generally are dependent on the income produced by the underlying properties which, in turn, depends on the successful operation and management of the properties. Accordingly, repayment of these loans is subject to adverse conditions in the real estate market or the local economy. While we seek to minimize these risks in a variety of ways, there can be no assurance that these measures will protect against credit-related losses.

Equity line loans typically involve a greater degree of risk than one-to-four family residential mortgage loans. Equity line lending allows a customer to access an amount up to their line of credit for the term specified in their agreement. At the expiration of the term of an equity line, a customer may have the entire principal balance outstanding as opposed to a one-to-four family residential mortgage loan where the principal is disbursed entirely at closing and amortizes throughout the term of the loan. We cannot predict when and to what extent our customers will access their equity lines. While we seek to minimize this risk in a variety of ways, including attempting to employ conservative underwriting criteria, there can be no assurance that these measures will protect against credit-related losses.

A significant amount of our loan portfolio contains loans used to finance construction and land development, and these types of loans subject our loan portfolio to a higher degree of credit risk.

A significant amount of our loan portfolio contains loans used to finance construction and land development. Construction financing typically involves a higher degree of credit risk than financing on improved, owner-occupied real estate. Risk of loss on a construction loan is largely dependent upon the accuracy of the initial estimate of the property’s value at completion of construction, the marketability of the property, and the bid price and estimated cost (including interest) of construction. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of the value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project whose value is insufficient to assure full repayment. When lending to builders, the cost of construction breakdown is provided by the builder, as well as supported by the appraisal. Although our underwriting criteria were designed to evaluate and minimize the risks of each construction loan, there can be no guarantee that these practices will have safeguarded against material delinquencies and losses to our operations.

At June 30, 2012, we had loans of $257.8 million or 18% of total loans outstanding to finance construction and land development. Construction and land development loans are dependent on the successful completion of the projects they finance, however, in many cases such construction and development projects in our primary market areas are not being completed in a timely manner, if at all.

Our lending on vacant land may expose us to a greater risk of loss and may have an adverse effect on results of operations.

A portion of our residential and commercial lending is secured by vacant or unimproved land. Loans secured by vacant or unimproved land are generally more risky than loans secured by improved property for one-to-four family residential mortgage loans. Since vacant or unimproved land is generally held by the borrower for investment purposes or future use, payments on loans secured by vacant or unimproved land will typically rank lower in priority to the borrower than a loan the borrower may have on their primary residence or business. These loans are susceptible to adverse conditions in the real estate market and local economy.

Difficult market conditions have adversely affected our industry.

Beginning in 2007, the global and U.S. economies experienced a protracted slowdown in business activity as a result of disruptions in the financial system, including a lack of confidence in the worldwide credit markets. Dramatic declines in the housing market over more than the past 48 months, with falling home prices, increasing foreclosures, unemployment, and under-employment, have negatively impacted the credit performance of real estate related loans and resulted in significant write-downs of asset values by financial institutions. These write-downs, initially of asset-backed securities but spreading to other securities and loans, have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail.

Market developments may continue to affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provision for credit losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and could have a material adverse effect on the value of, or market for, our Common Stock.

Our ability to maintain adequate sources of funding may be negatively impacted by the current economic environment which may, among other things, impact our ability to resume the payment of dividends or satisfy our obligations.

Our access to funding sources in amounts adequate to finance our activities on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. In managing our balance sheet, a primary source of funding is customer deposits. Our ability to continue to attract these deposits and other funding sources is subject to variability based upon a number of factors including volume and volatility in the securities markets and the relative interest rates that we are prepared to pay for these liabilities. Further, BOHR may not accept new brokered deposits in excess of the level it had at the time it entered into the Written Agreement until it is no longer subject to the Written Agreement with the FRB and Bureau of Financial Institutions. Our potential inability to maintain adequate sources of funding may, among other things, impact our ability to resume the payment of dividends or satisfy our obligations.

Our ability to maintain adequate sources of liquidity may be negatively impacted by the current economic environment which may, among other things, impact our ability to pay dividends or satisfy our obligations.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of investments or loans, the issuance of equity and debt securities, and other sources could have a substantial negative affect on our liquidity. Factors that could detrimentally impact our access to liquidity sources include operating losses; rising levels of non-performing assets; a decrease in the level of our business activity as a result of a downturn in the markets in which our loans or deposits are concentrated or as a result of a loss of confidence in us by our customers, lenders, and/or investors; or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial industry in light of the turmoil faced by banking organizations and deterioration in credit markets. Under current market conditions, the confidence of depositors, lenders, and investors is critical to our ability to maintain our sources of liquidity.

The management of liquidity risk is critical to the management of our business and to our ability to service our customer base. In managing our balance sheet, a primary source of liquidity is customer deposits. Our ability to continue to attract these deposits and other funding sources is subject to variability based upon a number of factors including volume and volatility in the securities markets and the relative interest rates that we are prepared to pay for these liabilities. The availability and level of deposits and other funding sources, including borrowings and the issuance of equity and debt securities, is highly dependent upon the perception of the liquidity and creditworthiness of the financial institution, and such perception can change quickly in response to market conditions or circumstances unique to a particular company. Concerns about our financial condition or concerns about our credit exposure to other persons could adversely impact our sources of liquidity, financial position, regulatory capital ratios, results of operations, and our business prospects.

The current economic environment may negatively impact our ability to maintain required capital levels or otherwise negatively impact our financial condition, which may, among other things, limit our access to certain sources of funding and liquidity.

If the level of deposits were to materially decrease, we would have to raise additional funds by increasing the interest that we pay on certificates of deposit or other depository accounts, seek other debt or equity financing, or draw upon our available lines of credit. Shore relies on brokered deposits (and BOHR has historically relied on such deposits) and we rely on commercial retail deposits as well as advances from the FHLB and the Federal Reserve discount window to fund our operations. Although we have historically been able to replace maturing deposits and advances as necessary, we might not be able to replace such funds in the future if, among other things, our results of operations or financial condition or the results of operations or financial condition of the FHLB or market conditions were to change or because we are restricted from doing so by regulatory restrictions. Further, BOHR may not accept new brokered deposits in excess of the level it had at the time it entered into the Written Agreement until it is no longer subject to the Written Agreement with the FRB and Bureau of Financial Institutions. Additionally, the FHLB or Federal Reserve could limit our access to additional borrowings. We constantly monitor our activities with respect to liquidity and evaluate closely our utilization of our cash assets; however, there can be no assurance that our liquidity or the cost of funds to us may not be materially and adversely impacted as a result of economic, market, or operational considerations that we may not be able to control.

We may face increasing deposit-pricing pressures, which may, among other things, reduce our profitability.

Deposit pricing pressures may result from competition as well as changes to the interest rate environment. Under current conditions, pricing pressures also may arise from depositors who demand premium interest rates from what they perceive to be a troubled financial institution. Current economic conditions have intensified competition for deposits. The competition has had an impact on interest rates paid to attract deposits as well as fees charged on deposit products. In addition to the competitive pressures from other depository institutions, we face heightened competition from non-depository financial products such as securities and other alternative investments.

Furthermore, technology and other market changes have made it more convenient for bank customers to transfer funds for investing purposes. Bank customers also have greater access to deposit vehicles that facilitate spreading deposit balances among different depository institutions to maximize FDIC insurance coverage. In addition to competitive forces, we also are at risk from market forces as they affect interest rates. It is not uncommon when interest rates transition from a low interest rate environment to a rising rate environment for deposit and other funding costs to rise in advance of yields on earning assets. In order to keep deposits required for funding purposes, it may be necessary to raise deposit rates without commensurate increases in asset pricing in the short term. Finally, we may see interest rate pricing pressure from depositors concerned about our financial condition and levels of non-performing assets.

We may continue to incur losses if we are unable to successfully manage interest rate risk.

Our profitability depends in substantial part upon the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. These rates are normally in line with general market rates and rise and fall based on management’s view of our needs. Changes in interest rates will affect our operating performance and financial condition in diverse ways including the pricing of securities, loans and deposits, and the volume of loan originations in our mortgage banking business, and could result in decreases to our net income. Our net interest income will be adversely affected if market interest rates change so that the interest we pay on deposits and borrowings increases faster than the interest we earn on loans and investments. This could, in turn, have a material adverse effect on the value of our Common Stock.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face vigorous competition from other banks and other financial institutions, including savings and loan associations, savings banks, finance companies, and credit unions for deposits, loans, and other financial services that serve our market area. A number of these banks and other financial institutions are significantly larger than we are and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems, and offer a wider array of banking services. Many of our non-bank competitors are not subject to the same extensive regulations that govern us. As a result, these non-bank competitors have advantages over us in providing certain services. While we believe we compete effectively with these other financial institutions serving our primary markets, we may face a competitive disadvantage to larger institutions. If we have to raise interest rates paid on deposits or lower interest rates charged on loans to compete effectively, our net interest margin and income could be negatively affected. Failure to compete effectively to attract new, or to retain existing, clients may reduce or limit our margins and our market share and may adversely affect our results of operations, financial condition, growth, and the value of our Common Stock.

Our operations and customers might be affected by the occurrence of a natural disaster or other catastrophic event in our market area.

Because a substantial portion of our loans are with customers and businesses located in the central and coastal portions of Virginia, North Carolina, and Maryland, catastrophic events, including natural disasters such as hurricanes which have historically struck the east coast of the United States with some regularity or terrorist attacks, could disrupt our operations. Any of these natural disasters or other catastrophic events could have a negative impact on our financial centers and customer base as well as collateral values and the strength of our loan portfolio. Any natural disaster or catastrophic event affecting us could have a material adverse impact on our operations and the value of our Common Stock.

We face a variety of threats from technology based frauds and scams.

Financial institutions are a prime target of criminal activities through various channels of information technology. We attempt to mitigate risk from such activities through policies, procedures, and preventative and detective measures. In addition, we maintain insurance coverage designed to provide a level of financial protection to our business. However, risks posed by business interruption, fraud losses, business recovery expenses, and other potential losses or expenses that may be experienced from a significant event are not readily predictable and, therefore, could have an impact on our results of operations.

Our continued success is largely dependent on key management team members.

We are a customer-focused and relationship-driven organization. Future growth is expected to be driven by a large part in the relationships maintained with customers. While we have assembled an experienced and talented senior management team, maintaining this team, while at the same time developing other managers in order that management succession can be achieved, is not assured. The unexpected loss of key employees could have a material adverse effect on our business and may result in lower revenues or reduced earnings.

Risks Factors Related to the Rights Offering

The subscription price determined for the Rights Offering is not necessarily an indication of the fair value of our Common Stock.

The per share subscription price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our Common Stock to be offered in the Rights Offering. After the date of this prospectus, our shares of Common Stock may trade at prices below the subscription price.

If you do not exercise your Rights, your percentage ownership will be materially diluted.

We will issue up to 64,285,715 shares of our Common Stock in the Rights Offering and the Standby Purchase, either to the Other Shareholders or privately to the Investors pursuant to their backstop commitment (subject to the terms of the Standby Purchase Agreement). Furthermore, the Investors have already recently purchased 71,428,572 shares of Common Stock in the closing of the Private Placement. On July 19, 2012 we had 105,990,604 outstanding shares of Common Stock, so the issuance of Common Stock in the Rights Offering and the Standby Purchase will increase the amount of our Common Stock outstanding by up to 60.6%. Further, on the Record Date we had 34,561,146 outstanding shares of Common Stock, so the issuance of Common Stock in the Capital Raise will increase the amount of our Common Stock outstanding by up to 392.7%.

If you choose not to exercise your Rights prior to the expiration of the Rights Offering, your relative ownership interest in our Common Stock will be diluted relative to the Investors and to shareholders who exercise their Rights.

The Standby Purchase is subject to certain conditions. As a result, we may not close on or receive the funds for the Standby Purchase.

The Standby Purchase is subject to certain conditions, some of which are unrelated to the Rights Offering. If those conditions are not met, the Investors will not be obligated to purchase any shares of our Common Stock in the Standby Purchase.

The Standby Purchase Agreement provides for various conditions in order for the Standby Purchase to be effected, which, in addition to standard closing conditions, include a determination that the Company has met certain corporate governance undertakings in order to add four new independent and qualified directors to the Board of Directors.

When deciding whether to purchase additional shares of our Common Stock in the Rights Offering, you should not assume that we will be able to close on or receive the funds for the Standby Purchase.

The Investors own a significant portion of our common stock, which may increase as a result of the Standby Purchase, and therefore the Investors can exert significant control over our business and corporate affairs.

As of July 19, 2012, Carlyle, Anchorage and CapGen owned 24.9%, 24.9%, and 37.5%, respectively, of our Common Stock. Following the consummation of the Rights Offering and the Standby Purchase, Carlyle and Anchorage will own up to 24.9% of our Common Stock and CapGen will own up to 41.2% of our Common Stock, depending on the participation by the Other Shareholders in the Rights Offering.

As a result of their ownership, the Investors will have the ability to significantly influence or determine the outcome of all matters submitted to our shareholders for approval, including the election of directors to the Board of Directors and the approval of significant corporate transactions, including potential mergers, consolidations or sales of all or substantially all of our assets.

Our capital needs could dilute your investment or otherwise affect your rights as a shareholder. If we do not generate the desired level of capital from the Rights Offering and the Standby Purchase, we may try to raise additional capital and can give no assurance as to what the cost of that capital may be.

We may have to sell additional securities in order to generate the required capital. In the Written Agreement, the Bureau of Financial Institutions and the FRB require us to significantly exceed the capital level required to be classified as “well capitalized.” The Written Agreement does not provide, and we do not otherwise know, what constitutes significantly exceeding the “well-capitalized” regulatory threshold. If we do not raise the $45 million in gross proceeds sought in this Rights Offering and the Standby Purchase or if we underestimate the amount of capital necessary to meet the expectation of the Bureau of Financial Institutions and the FRB.

We may seek to raise additional capital through additional offerings of our Common Stock, preferred stock, securities convertible into Common Stock, or rights to acquire such securities or our Common Stock. Under our articles of incorporation, we have additional authorized shares of Common Stock that we can issue from time to time at the discretion of our Board of Directors, without further action by shareholders, except where shareholder approval is required by law. The issuance of any additional shares of Common Stock or convertible securities in a subsequent offering could be substantially dilutive to shareholders of our Common Stock. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us. Holders of our shares of Common Stock have no preemptive rights as a matter of law that entitle them to purchase their pro-rata share of any offering or shares of any class or series. The market price of our Common Stock could decline as a result of additional sales of shares of our Common Stock or the perception that such sales could occur.

New investors, particularly with respect to subordinated debt securities, also may have rights, preferences, and privileges that are senior to, and that could adversely affect, our then current shareholders. For example, subordinated debt securities would be senior to shares of our Common Stock. As a result, we would be required to make interest payments on such subordinated debt before any dividends can be paid on our Common Stock, and in the event of our bankruptcy, dissolution, or liquidation, the holders of debt securities must be paid in full prior to any distributions being made to the holders of our Common Stock.

We cannot predict or estimate the amount, timing, or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings diluting their stock holdings, adversely affecting their rights as shareholders, and/or reducing the market price of our Common Stock.

The Rights are not transferable and there is no market for the Rights.

You may not sell, give away or otherwise transfer your Rights. The Rights are only transferable by operation of law. Because the Rights are non-transferable, there is no market or other means for you to directly realize any value associated with your Rights.

Because our management will have broad discretion over the use of the net proceeds from the Rights Offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

While we currently anticipate that we will use the net proceeds of the Rights Offering for general corporate purposes, which will include, but not be limited to, making capital contributions to our subsidiary banks, our management may allocate the proceeds as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds of the Rights Offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.

If you do not act promptly and follow the subscription instructions, your exercise of Rights will be rejected.

If you desire to purchase shares in the Rights Offering, you must act promptly to ensure that the subscription and information agent actually receives all required forms and payments before the expiration of the Rights Offering at 5:00 p.m., New York City time, on September 5, 2012, unless we extend the Rights Offering for additional periods. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription and information agent receives all required forms and payments before the Rights Offering expires. We are not responsible if your nominee fails to ensure that the subscription and information agent receives all required forms and payments before the Rights Offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your Rights before the Rights Offering expires, the subscription and information agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription and information agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

You will not be able to sell the shares you buy in the Rights Offering until you receive your stock certificates or your account is credited with the Common Stock.

If you purchase shares in the Rights Offering by submitting a rights certificate and payment, we will mail you a stock certificate on or about September 20, 2012, or such later date on which the Rights Offering is settled if we decide to extend it. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited with the shares of our Common Stock you purchased in the Rights Offering on or about September 20, 2012, or such later date on which the Rights Offering is settled if we decide to extend it. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the Common Stock issued in the Rights Offering will be listed for trading on The NASDAQ Global Select Market. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

We may terminate the Rights Offering at any time prior to the expiration of the Rights Offering, and neither we nor the subscription and information agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the Rights Offering or to terminate the Rights Offering prior to the expiration of the Rights Offering. If the Rights Offering is terminated, all subscription payments received by the subscription and information agent will be returned, without interest or penalty, as soon as practicable.

Risks Factors Related to Our Common Stock

The market for our Common Stock historically has experienced, and may continue to experience, significant price and volume fluctuations.

The market for our Common Stock historically has experienced significant price and volume fluctuations greater than those experienced by the broader stock market in recent years. The market for our Common Stock may continue to fluctuate in the future in response to a variety of factors, including:

•	quarter-to-quarter variations in operating results,

•	material announcements by us or our competitors,

•	governmental regulatory action,

•	negative or positive publicity involving us or the banking industry generally,

•	general economic downturns, or

•	other events or factors, many of which are beyond our control.

In addition, the stock market has historically experienced significant price and volume fluctuations, which have particularly affected the market prices of many financial services companies and which have, in certain cases, not had a strong correlation to the operating performance of these companies. Stock markets experienced unprecedented volatility in connection with the recent credit crisis. General economic conditions, such as recession or interest rate fluctuations, could negatively affect the market price of our common stock in the future. In addition, our operating results in future quarters may be below the expectations of securities analysts and investors. If that were to occur, the price of our common stock would likely decline, perhaps substantially.

We are not paying dividends on our Common Stock and currently are prevented from doing so. The failure to resume paying dividends on our Common Stock may adversely affect the value of our Common Stock.

We paid cash dividends on our Common Stock prior to the third quarter of 2009. During the third quarter of 2009, we suspended dividend payments. We are prevented by our regulators from paying dividends until our financial position improves. In addition, the retained deficit of BOHR, our principal banking subsidiary, is approximately $462.7 million as of June 30, 2012. Absent permission from the Bureau of Financial Institutions of the Virginia State Corporation Commission and the FRB, BOHR may pay dividends to us only to the extent of positive accumulated retained earnings. It is unlikely in the foreseeable future that we would be able to pay dividends if BOHR cannot pay dividends to us. Although we can seek to obtain a waiver of this prohibition, our regulators may choose not to grant such a waiver, and we would not expect to be granted a waiver or be released from this obligation until our financial performance and retained earnings improve significantly. As a result, there is no assurance if or when we will be able to resume paying cash dividends.

In addition, all dividends are declared and paid at the discretion of our Board of Directors and are dependent upon our liquidity, financial condition, results of operations, regulatory capital requirements, and such other factors as our Board of Directors may deem relevant. The ability of our banking subsidiaries to pay dividends to us is also limited by obligations to maintain sufficient capital and by other general restrictions on dividends that are applicable to our banking subsidiaries. If we do not satisfy these regulatory requirements, we are unable to pay dividends on our Common Stock.

Virginia law and the provisions of our Articles of Incorporation and Bylaws could deter or prevent takeover attempts by a potential purchaser of our Common Stock that would be willing to pay you a premium for your shares of our Common Stock.

Our Articles of Incorporation, as well as the Company’s Bylaws (the “Bylaws”), contain provisions that may be deemed to have the effect of discouraging or delaying uninvited attempts by third parties to gain control of the

Company. These provisions include the division of our Board of Directors into classes and the ability of our Board of Directors to set the price, term, and rights of, and to issue, one or more additional series of our preferred stock. Our Articles of Incorporation and Bylaws also provide for a classified board of directors, with each member serving a three-year term, and do not provide for the ability of shareholders to call special meetings.

Similarly, the Virginia Stock Corporation Act contains provisions designed to protect Virginia corporations and employees from the adverse effects of hostile corporate takeovers. These provisions reduce the possibility that a third party could effect a change in control without the support of our incumbent directors. These provisions may also strengthen the position of current management by restricting the ability of shareholders to change the composition of the board, to affect its policies generally, and to benefit from actions that are opposed by the current board.

Sales, or the perception that sales could occur, of large amounts of our Common Stock may depress our stock price.

The market price of our Common Stock could drop if our existing shareholders decide to sell their shares. As of July 19, 2012, Carlyle, Anchorage, CapGen, affiliates of Fir Tree, Inc. and affiliates of Davidson Kemper Capital Management owned 24.9%, 24.9%, 37.5%, 3.1%, and 3.1%, respectively, of the outstanding shares of our Common Stock. Further, following the consummation of the Rights Offering and the Standby Purchase, Carlyle and Anchorage may both own up to 24.9% of our Common Stock and CapGen may own up to 41.2% of our Common Stock. Pursuant to various definitive investment agreements that we have entered into with these shareholders, each of the shareholders listed above received certain registration rights covering the resale of shares of our Common Stock. In addition, the shares of certain of these shareholders may be traded, subject to certain volume limitations in some cases, pursuant to Rule 144 under the Securities Act. If any of these shareholders sell large amounts of our Common Stock, or other investors perceive such sales to be imminent, the market price of our Common Stock could drop significantly.

In addition, as of July 19, 2012, the U.S. Treasury owned 2.0% of the outstanding shares of our Common Stock plus a warrant to purchase an additional 757,629 shares of our Common Stock, which represents the share adjustment triggered by the Private Placement. In connection with the issuance of such shares of Common Stock and the warrant, we entered into an Exchange Agreement with the Treasury, under the terms of which the Treasury received certain registration rights covering the resale of such shares of Common Stock or the warrant, and the shares are freely transferable pursuant to Rule 144 under the Securities Act. The sale of the shares of Common Stock owned by the Treasury, the exercise of the warrant, and sale of the underlying shares of Common Stock, or the perception by other investors that such sales are imminent, could adversely affect the market for our Common Stock.

If we do not comply with the continued listing requirements of the NASDAQ Global Select Market, our Common Stock could be delisted.

Our Common Stock is listed on the NASDAQ Global Select Market. As a NASDAQ Global Select Market listed company, we are required to comply with the continued listing requirements of the NASDAQ Marketplace Rules to maintain our listing status, including a requirement that our Common Stock maintain a minimum closing bid price of at least $1.00 per share (the “Bid Price Rule”).

The Company intends to actively monitor the bid price of its Common Stock and will consider available options if it fails to maintain a sufficient minimum closing bid price. Such actions could include implementation of a reverse stock split of the Company’s Common Stock in order to regain compliance with the Bid Price Rule. If, however, we are unable to comply with the Bid Price Rule for any reason and/or if we are unable to otherwise comply with NASDAQ continued listing requirements, our Common Stock could be delisted.

Risks Relating to Market, Legislative, and Regulatory Events

Our business, financial condition, and results of operations are highly regulated and could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies placing increased focus on and scrutiny of the financial services industry. The U.S. Government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis. In addition to participating in the TARP Capital Purchase Program, the U.S. Government has taken steps that include enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insured deposits. These programs subject us and other financial institutions who have participated in these programs to additional restrictions, oversight and/or costs that may have an impact on our business, financial condition, results of operations, or the price of our Common Stock.

Compliance with such regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital, and limit our ability to pursue business opportunities in an efficient manner. We also will be required to pay significantly higher FDIC premiums because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. The increased costs associated with anticipated regulatory and political scrutiny could adversely impact our results of operations.

New proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry. Federal and state regulatory agencies also frequently adopt changes to their regulations and/or change the manner in which existing regulations are applied. We cannot predict whether any pending or future legislation will be adopted or the substance and impact of any such new legislation on us. Additional regulation could affect us in a substantial way and could have an adverse effect on our business, financial condition, and results of operations.

Banking regulators have broad enforcement power, but regulations are meant to protect depositors and not investors.

We are subject to supervision by several governmental regulatory agencies. The regulators’ interpretation and application of relevant regulations, are beyond our control, may change rapidly and unpredictably, and can be expected to influence our earnings and growth. In addition, if we do not comply with regulations that are applicable to us, we could be subject to regulatory penalties, which could have an adverse effect on our business, financial condition, and results of operations. We have also entered into a Written Agreement with the FRB and Bureau of Financial Institutions. For a discussion regarding risks related to the Written Agreement, see “We have entered into the Written Agreement with the FRB and the Bureau of Financial Institutions, which requires us to dedicate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities.”

All such government regulation may limit our growth and the return to our investors by restricting activities such as the payment of dividends, mergers with, or acquisitions by, other institutions, investments, loans and interest rates, interest rates paid on deposits, the use of brokered deposits, and the creation of financial centers. Although these regulations impose costs on us, they are intended to protect depositors. The regulations to which we are subject may not always be in the best interests of investors.

The fiscal, monetary, and regulatory policies of the Federal Government and its agencies could have a material adverse effect on our results of operations.

The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Its policies determine, in large part, the cost of funds for lending and investing and the return earned on those loans and investments, both of which affect our net interest margin. It also can materially decrease the value of financial assets we hold, such as debt securities. Its policies also can adversely affect borrowers, potentially increasing the risk that they may fail to repay their loans.

In addition, as a public company we are subject to securities laws and standards imposed by the Sarbanes-Oxley Act. Because we are a relatively small company, the costs of compliance are disproportionate compared with much larger organizations. Continued growth of legal and regulatory compliance mandates could adversely affect our expenses, future results of operations, and the value of our Common Stock. In addition, the government and regulatory authorities have the power to impose rules or other requirements, including requirements that we are unable to anticipate, that could have an adverse impact on our results of operations and the value of our Common Stock.

The Dodd-Frank Act may adversely affect our business, financial condition, and results of operations.

On July 21, 2010, President Obama signed the Dodd-Frank Act into law. The Dodd-Frank Act makes extensive changes to the laws regulating financial services firms and requires significant rule-making. In addition, the law mandates multiple studies, which could result in additional legislative or regulatory action. Many of the provisions of the Dodd-Frank Act have begun to be or will be implemented over the next several months and years and will be subject both to further rulemaking and the discretion of applicable regulatory bodies. Because the ultimate impact of the Dodd-Frank Act will depend on future regulatory rulemaking and interpretation, we cannot predict the full effect of this legislation, including unintended consequences, on our business, financial condition, or results of operations.

Although management does not expect the Dodd-Frank Act to have a material adverse effect on the Company, it is not possible to predict at this time all the effects the Dodd-Frank Act will have on the Company and the rest of the financial institution industry. It is possible that the Company’s interest expense could increase and deposit insurance premiums could change and steps may need to be taken to increase qualifying capital.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry, generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be liquidated at prices sufficient to recover the full amount of the financial instrument exposure due us. There is no assurance that any such losses would not materially and adversely affect our results of operations and the value of, or market for, our Common Stock.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Where appropriate, statements in this prospectus may contain the insights of management into known events and trends that have or may be expected to have a material effect on our operations and financial condition. The information presented may also contain certain forward-looking statements regarding future financial performance, which are not historical facts and which involve various risks and uncertainties.

We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other similar words or terms are intended to identify forward-looking statements.

These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by risk factors described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and include the following risks related to our business:

•

We incurred significant losses in 2009, 2010, and 2011 and expect to incur significant losses in 2012, although at a lower level than in the previous years. While we expect to return to profitability in 2013, we can make no assurances to that effect;

•

The determination of the appropriate balance of our allowance for loan losses is merely an estimate of the inherent risk of loss in our existing loan portfolio and may prove to be incorrect. If such estimate is proven to be materially incorrect and we are required to increase our allowance for loan losses, our results of operations, financial condition, and the value of our Common Stock would be materially adversely affected;

•	We have had, and may continue to have, large numbers of problem loans and difficulties with our loan administration, which could increase our losses related to loans;

•

If the value of real estate in the markets we serve were to further decline materially, a significant portion of our loan portfolio could become further under-collateralized, which could have a material adverse effect on our loan losses, results of operations, and financial condition;

•	An inability to maintain our regulatory capital position could adversely affect our operations;

•	We may be subject to prompt corrective action by our regulators if our total risk-based capital ratio declines below 8%;

•	The Company has restated its financial statements, which may have a future adverse effect;

•

We have entered into a Written Agreement with the FRB and the Bureau of Financial Institutions that subjects us to significant restrictions and requires us to designate a significant amount of our resources to complying with the agreement, and it may have a material adverse effect on our operations and the value of our securities;

•	The formal investigation by the SEC may result in penalties, sanctions, or a restatement of our previously issued financial statements;

•

The Company has received a grand jury subpoena from the United States Department of Justice, Criminal Division. The Company has been advised that it is not a target at this time, and we do not believe we will become a target, but there can be no assurances as to the timing or eventual outcome of the related investigation;

•	FDIC insurance assessments may increase from our prior inability to maintain a “well-capitalized” status, which will further decrease earnings;

•	Our commercial real estate and equity line lending may expose us to a greater risk of loss and hurt our earnings and profitability;

•	A significant amount of our loan portfolio contains loans used to finance construction and land development, and these types of loans subject our loan portfolio to a higher degree of credit risk;

•	Our lending on vacant land may expose us to a greater risk of loss and may have an adverse effect on results of operations;

•	Difficult market conditions have adversely affected our industry;

•

Our ability to maintain adequate sources of funding may be negatively impacted by the current economic environment which may, among other things, impact our ability to resume the payment of dividends or satisfy our obligations;

•

Our ability to maintain adequate sources of liquidity may be negatively impacted by the current economic environment which may, among other things, impact our ability to pay dividends or satisfy our obligations;

•

The current economic environment may negatively impact our ability to maintain required capital levels or otherwise negatively impact our financial condition, which may, among other things, limit our access to certain sources of funding and liquidity;

•	We may face increasing deposit-pricing pressures, which may, among other things, reduce our profitability;

•	We may continue to incur losses if we are unable to successfully manage interest rate risk;

•	Our future success is dependent on our ability to compete effectively in the highly competitive banking industry;

•	Our operations and customers might be affected by the occurrence of a natural disaster or other catastrophic event in our market area;

•	We face a variety of threats from technology based frauds and scams;

•	Our continued success is largely dependent on key management team members;

•	The subscription price determined for the Rights Offering is not necessarily an indication of the fair value of our Common Stock;

•	If you do not exercise your Rights, your percentage ownership will be materially diluted;

•	The Standby Purchase is subject to certain conditions. As a result, we may not close on or receive the funds for the Standby Purchase;

•

The Investors own a significant portion of our common stock, which will increase as a result of the Rights Offering and Standby Purchase, and therefore the Investors can exert significant control over our business and corporate affairs.

•

Our capital needs could dilute your investment or otherwise affect your rights as a shareholder. If we do not generate the desired level of capital from the Rights Offering and the Standby Purchase, we may try to raise additional capital and can give no assurance as to what the cost of that capital may be;

•	The Rights are not transferable and there is no market for the Rights;

•

Because our management will have broad discretion over the use of the net proceeds from the Rights Offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully;

•	If you do not act promptly and follow the subscription instructions, your exercise of Rights will be rejected;

•	You will not be able to sell the shares you buy in the Rights Offering until you receive your stock certificates or your account is credited with the Common Stock;

•

We may terminate the Rights Offering at any time prior to the expiration of the Rights Offering, and neither we nor the subscription and information agent will have any obligation to you except to return your exercise payments;

•	The market for our Common Stock historically has experienced, and may continue to experience, significant price and volume fluctuations;

•

We are not paying dividends on our Common Stock and currently are prevented from doing so. The failure to resume paying dividends on our Common Stock may adversely affect the value of our Common Stock;

•

Virginia law and the provisions of our Articles of Incorporation and Bylaws could deter or prevent takeover attempts by a potential purchaser of our Common Stock that would be willing to pay you a premium for your shares of our Common Stock;

•	Sales, or the perception that sales could occur, of large amounts of our Common Stock may depress our stock price;

•	If we do not comply with the continued listing requirements of the NASDAQ Global Select Market, our Common Stock could be delisted;

•

Our business, financial condition, and results of operations are highly regulated and could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities;

•	Banking regulators have broad enforcement power, and regulations are meant to protect depositors and not investors;

•	The fiscal, monetary, and regulatory policies of the Federal Government and its agencies could have a material adverse effect on our results of operations;

•	The Dodd-Frank Act may adversely affect our business, financial condition, and results of operations; and

•	The soundness of other financial institutions could adversely affect us.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors could affect our financial performance and cause the actual results for future periods to differ materially from those anticipated or projected. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” on page 18 of this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2011, in our Quarterly Report on Form 10-Q for the period ended March 31, 2012 and in our other reports filed with the SEC that are incorporated by reference into this prospectus. In light of these risks, uncertainties and assumptions, the future events, developments or results described by our forward-looking statements in this prospectus or in the documents referred to in this prospectus could turn out to be materially different from those we discuss or imply.

We do not intend to update or revise our forward-looking statements after the date on the front cover of this prospectus, and you should not expect us to do so.

PLAN OF DISTRIBUTION

On or about August 6, 2012, we will distribute at no cost the Rights, rights certificates and copies of this prospectus to our shareholders of record as of 5:00 p.m., New York City time, on May 31, 2012. If you wish to exercise your Rights, you must timely comply with the exercise procedures described below. See “The Rights Offering — Method of Exercising Subscription Rights.”

Each Right will entitle you to a Basic Subscription Right to buy from us 1.8600 shares of our Common Stock at a subscription price of $0.70 per share and an Additional Subscription Right to buy from us, if you exercise all of your Basic Subscription Rights, 2.0667 shares of our Common Stock at a subscription price of $0.70 per share. However, the exercise of Rights will be limited so that no shareholder (other than the Investors) shall be permitted to beneficially own, together with any other person with whom such shareholder’s shares of Common Stock may be aggregated under applicable law, (i) more than 4.9% of the Company’s equity securities unless such shareholder (or group) owned more than 4.9% of the Company’s equity securities on the Record Date or (ii) more than 9.9% of the Company’s equity securities. For any shareholder who requests an exercise of Rights that would cause the shareholder to exceed the applicable ownership threshold, we will allow the exercise of such shareholder’s Rights up to the applicable threshold and disallow the exercise of any Rights in excess of such threshold. To the extent the aggregate subscription price of the actual number of shares allocated to you is less than the amount you actually paid, the excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.

In connection with the Rights Offering, we have entered into a Standby Purchase Agreement with the Investors that provides that they will not exercise their Basic Subscription Rights and instead will purchase from us, at the subscription price, a portion of the shares, if any, not subscribed for in the Rights Offering. The Investors’ obligation to buy shares not subscribed for in the Rights Offering is subject to the Investor Ownership Restrictions and is dependent on the participation of the Other Shareholders in the Rights Offering. For additional details, see “Questions and Answers Related to the Rights Offering.”

Fractional shares resulting from the exercise of the Rights will be eliminated by rounding down to the nearest whole share. The Company reserves the right to terminate, amend or extend the Rights Offering, although we do not currently intend to do so.

The Rights Offering to shareholders will terminate at 5:00 p.m., New York City time, on September 5, 2012. Funds received by us from shareholders in the Rights Offering will be deposited with and held by us in a noninterest bearing escrow account until the closing of the Rights Offering. We do not intend to return the funds of purchasers if fewer than all of the shares offered are sold.

The Rights Offering price was determined through a Special Committee of the Board of Directors. The price is based on a variety of factors, principally the financial fundamentals of the Company relative to similarly situated community banks, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the Rights Offering on a pro rata basis. In conjunction with its review of these factors, the Special Committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior offerings. There can be no assurance that any of the shares will be bought by the Other Shareholders in the Rights Offering. However, if the Other Shareholders do not participate in the Rights Offering, the Investors will purchase 42,836,461 shares of Common Stock pursuant to the terms of the Standby Purchase Agreement.

We have agreed to pay the subscription and information agent customary fees plus certain expenses in connection with the Rights Offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of Rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the Rights Offering.

Some of our employees may solicit responses from you as a holder of Rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the Rights Offering will be $300,000.

If you have any questions, you should contact the subscription and information agent, Registrar and Transfer Company, as follows:

By Mail, Hand or Overnight Courier:

Registrar and Transfer Company

10 Commerce Drive Cranford, NJ 07016

Attn. Reorg/Exchange Department

Telephone Number for Confirmation:

(800) 368-5948 (toll free)

Telephone Number for Information:

(800) 368-5948 (toll free)

Email Address for Information:

info@rtco.com

USE OF PROCEEDS

We intend to use the net proceeds from the Rights Offering and any sale of shares of Common Stock to the Investors in the Standby Purchase for general corporate purposes, which will include, but not be limited to, making capital contributions to our subsidiary banks.

The following table sets forth the calculation of our net proceeds from the Rights Offering and Standby Purchase at a price of $0.70 per share. Because we have not conditioned the Rights Offering on the sale of a minimum number of shares, we are presenting this information assuming that we sell 75% and 100% of the shares of Common Stock in the Rights Offering.

	75%	100%
Shares of common stock sold	48,214,286	64,285,715

Gross offering proceeds	$33,750,000	$45,000,000
Estimated expenses of the offerings	$300,000	$300,000

Net proceeds to us	$33,450,000	$44,700,000

Our management will retain broad discretion in deciding how to allocate the net proceeds of the Rights Offering and Standby Purchase. Until we designate the use of the net proceeds, we will invest them temporarily in liquid short-term securities. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Price Range of Common Stock

Our Common Stock began trading on the NASDAQ Global Select Market under the symbol “HMPR” on September 12, 2007. Prior to listing on the NASDAQ Global Select Market, our Common Stock traded on the NASDAQ Capital Market starting August 3, 2006. The following table sets forth for the periods indicated the high and low prices per share of our Common Stock as reported on the NASDAQ Global Select Market along with the quarterly cash dividends per share declared. Per share prices have been adjusted for the 1 for 25 shares stock split that occurred on April 27, 2011 but do not include adjustments for markups, markdowns, or commissions.

	High	Low	Dividends
2010: 1st quarter 2nd quarter 3rd quarter 4th quarter	$62.75 93.50 34.75 25.00	$39.00 18.75 18.75 10.50	$	— — — —
2011: 1st quarter 2nd quarter 3rd quarter 4th quarter	$27.00 26.29 10.60 6.28	$14.50 10.35 4.54 2.56	$	— — — —
2012: 1st quarter 2nd quarter 3rd quarter (through July 19)	$3.41 3.51 1.67	$2.33 1.09 1.19	$	— — —

Number of Shareholders of Record

As of July 19, 2012, we had 105,990,604 shares of Common Stock outstanding, which were held by 2,532 shareholders of record.

Dividend Policy

We generally paid cash dividends on a quarterly basis until July 30, 2009, when our Board of Directors suspended the payment of common dividends. We currently are prevented by our regulators from paying dividends on our Common Stock until our financial position improves. See “Business — Government Supervision and Regulation — Written Agreement.”

The primary source of funds for dividends paid by us to our shareholders is the dividends received from our subsidiaries. We are a legal entity separate and distinct from our subsidiaries. Substantially all of our cash revenues will result from dividends paid to us by our bank subsidiaries and interest earned on short term investments. Our bank subsidiaries are subject to laws and regulations that limit the amount of dividends that they can pay. Under Virginia law, a bank may not declare a dividend in excess of its accumulated retained earnings. Additionally, our bank subsidiaries may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the bank in any calendar year exceeds the total of the bank’s retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the Federal Reserve. Our bank subsidiaries may not declare or pay any dividend if, after making the dividend, the bank would be “undercapitalized,” as defined in the banking regulations.

The Federal Reserve and the state banking regulators have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice. Both the state banking regulators and the Federal Reserve have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice. In addition, we are subject to certain regulatory requirements to maintain capital at or above regulatory minimums. These regulatory requirements regarding capital affect our dividend policies. In addition, bank holding companies should generally pay dividends only if the organization’s net income attributable to common shareholders for the current period is sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality, and overall financial condition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Directors, Executive Officers, and Principal Shareholders of the Company

The following table sets forth for (1) each director and named executive officer of the Company, (2) all directors and executive officers as a group, and (3) each beneficial owner of 5% or more of our Common Stock: (i) the number of shares of Common Stock beneficially owned on July 19, 2012, (ii) such person’s or group’s percentage ownership of outstanding shares of Common Stock on such date, and (iii) the maximum number of additional shares of Common Stock such person or group can beneficially own as a result of participation in the Rights Offering and the Standby Purchase. All of the Company’s directors and executive officers receive mail at the Company’s principal executive office at Attn: Douglas J. Glenn, President and Chief Executive Officer at Hampton Roads Bankshares, Inc., 999 Waterside Drive, Suite 200, Norfolk, Virginia 23510.

For information concerning the impact of the Rights Offering and Standby Purchase on certain of our beneficial owners, see “Questions and Answers Relating to the Rights Offering — What percentage of the Company will each of the Investors own following the Rights Offering and the Standby Purchase?”

This table is based upon information supplied by officers, directors, and principal shareholders. Unless indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name	Number of Shares Beneficially Owned		Percent of Outstanding Shares (1)	Maximum Shares Available in Rights Offering and Standby Purchase
Certain Beneficial Owners:

Carlyle Financial Services Harbor, L.P.(2) c/o The Carlyle Group 1001 Pennsylvania Avenue, NW Suite 220 South Washington, DC 20004-2505	26,391,440.00		24.90	16,007,142.86

ACMO-HR, L.L.C.(3) c/o Anchorage Capital Group, L.L.C. 610 Broadway 6th Floor New York, NY 10012	26,391,439.80		24.90	16,007,142.86

CapGen Capital Group VI LP(4) 280 Park Avenue 40th Floor West, Suite 401 New York, NY 10017	39,752,106.00		37.51	21,503,890.00

Directors:
Douglas J. Glenn	5,487.00	(5)	*	21,544.00
Patrick E. Corbin	30,108.00	(6)	*	118,224.00
Henry P. Custis	25,221.00	(7)	*	99,035.00
William A. Paulette	16,694.00	(8)	*	65,551.00

Billy Roughton	51,173.00	(9)		*	200,940.00
W. Lewis Witt	40,792.00	(10)		*	160,177.00
Robert B. Goldstein(12)	6,208,647.60		5.86		24,379,495.00
Hal F. Goltz	—		—		—

Non-Director Executive Officers (not included above):
Stephen P. Theobald	2,000.00			*	7,853.00
W. Thomas Mears	876.00			*	3,439.00
Michael J. Sykes	—		—		—
Robert J. Bloxom	1,831.00			*	7,189.00
All Directors and Executive Officers, as a group (12 persons)	6,382,829.60	(11)	6.02		25,063,447.00

*	Represents less than 1% of outstanding shares.

(1)	Applicable percentages are based on 105,990,604 shares of Common Stock outstanding on July 19, 2012. Shares of Common Stock subject to options and warrants exercisable within 60 days of July 19, 2012 are deemed outstanding (without regard for limitations on exercise) for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage held by any other person. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.
(2)

Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is the sole member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole shareholder of Carlyle Financial Services, Ltd., which is the general partner of TCG Financial Services, L.P., which is the general partner of Carlyle Financial Services Harbor, L.P. By virtue of these relationships, the aforementioned entities may be deemed to share beneficial ownership of the shares of Common Stock owned by Carlyle Financial Services Harbor, L.P. All such entities expressly disclaim beneficial ownership of the shares of Common Stock owned by Carlyle Financial Services Harbor, L.P.

(3)

All investment and voting decisions with respect to the shares of Common Stock held by ACMO-HR, L.L.C. are made by Anchorage Capital Group, L.L.C. (formerly named Anchorage Advisors, L.L.C.). Because of their respective relationships with ACMO-HR, L.L.C. and each other, each of Anchorage Advisors Management, L.L.C., Anchorage Capital Group, L.L.C., Anchorage Capital Master Offshore, Ltd., ACMO-HR, L.L.C and Messrs. Anthony L. Davis and Kevin M. Ulrich may be deemed to share voting and disposition power with respect to the shares of Common Stock beneficially owned by ACMO-HR, L.L.C. None of these persons or entities may be deemed to have sole voting and disposition power with respect to any shares of Common Stock beneficially owned by ACMO-HR, L.L.C.

(4)	Eugene A. Ludwig is the managing member of CapGen Capital Group VI LLC which is the general partner of CapGen Capital Group VI LP.

(5)	Includes 1,280.00 options to purchase shares, 11.00 shares held in the Company’s 401(k) Profit Sharing Plan and Trust for Douglas J. Glenn, 186.00 shares held in the Company’s 401(k) Profit Sharing Plan and Trust for Tiffany K. Glenn, 429.00 shares of restricted stock held by the Company for Douglas J. Glenn, 71.00 shares held by Tiffany K. Glenn, 379.00 shares held in a Rabbi Trust for Douglas J. Glenn, 303.00 shares held in a Rabbi Trust for Tiffany K. Glenn, 1,489.00 shares owned jointly by Douglas J. Glenn and Tiffany K. Glenn, 713.00 shares held in the Company’s director compensation plans for Douglas J. Glenn, 18.00 shares held by Tiffany K. Glenn as custodian for Grayson Glenn (son), and 18.00 shares held by Tiffany K. Glenn as custodian for Bayler Glenn (daughter).
(6)	Includes 9.00 shares owned jointly by Patrick E. Corbin and Brenda C. Corbin (wife), 8.00 shares owned by Brenda C. Corbin, 297.00 shares held in a deferred compensation plan for Patrick E. Corbin, and 1,794.00 shares held in a revocable trust for Patrick E. Corbin.
(7)	Includes 12,120.00 shares held in a revocable trust for Henry P. Custis and 2,000.00 shares held in a revocable trust jointly for Henry P. Custis and Linda Custis (wife).
(8)	Includes 1,194.00 shares owned jointly by William A. Paulette and Carolyn E. Paulette (wife).
(9)	Includes 791.00 options to purchase shares, 11,973.00 shares owned jointly by Billy Roughton and Mildred H. Roughton (wife), 729.00 shares held in a SEP for Billy Roughton and 86.00 shares held in a SEP for Mildred H. Roughton.
(10)	Includes 585.00 options to purchase shares, 2,312.00 shares owned jointly by W. Lewis Witt and Judith W. Witt (wife), 253.00 shares held in an IRA for W. Lewis Witt, 908.00 shares held in an IRA for Judith W. Witt, 13,427.00 shares held in the Company’s director compensation plans for W. Lewis Witt, 808.00 shares owned by Inner-View, Ltd., a company owned by W. Lewis Witt, 6,038.00 shares held in an IRA for W. Lewis Witt, and 62.00 shares for TOD Registration Account.
(11)	Includes options to purchase shares.
(12)	As a principal member and member of the investment committee of CapGen, LLC, the general partner of CapGen Capital Group VI LP, Mr. Goldstein may be deemed to be the indirect beneficial owner of such shares under Rule 16a-1(a)(2) promulgated under the Exchange Act. Pursuant to Rule 16a-1(a)(4) promulgated under the Exchange Act, Mr. Goldstein disclaims that he is the beneficial owner of such shares, to the extent of his pecuniary interest.

CAPITALIZATION

The following table presents our capitalization as of June 30, 2012 (i) on an actual basis and (ii) as adjusted to give effect to the sale of shares of Common Stock, based on a price of $0.70 per share, as if the Rights Offering and the Standby Purchase had all been completed as of June 30, 2012. We are presenting this information assuming that that we sell:

•	only the minimum shares of our Common Stock the Investors have agreed to purchase in the Standby Purchase resulting in net proceeds of $29.7 million;

•	75% of the shares of our Common Stock in the Rights Offering and the Standby Purchase resulting in net proceeds of $33.5 million; or

•	100% of the shares of our Common Stock in the Rights Offering and the Standby Purchase resulting in net proceeds of $44.7 million, in each case after deducting estimated offering expenses of $300,000.

	June 30, 2012 (dollars in thousands)
	Actual	Pro Forma Standby Purchase Minimum	Pro Forma 75% of the shares of Common Stock proposed to be sold in the Rights Offering and Standby Purchase(1)	Pro Forma 100% of the shares of Common Stock proposed to be sold in the Rights Offering and Standby Purchase (2)
Cash and cash equivalents:	$110,029	$139,729	$143,529	$154,729

Shareholders’ equity:

Preferred stock, 1,000,000 shares authorized; none issued and outstanding	$—	$—	$—	$—
Common stock, par value $0.01 per share; 1,000,000,000 shares authorized; issued and outstanding 105,990,604 shares, 148,827,054 shares, 154,204,879 shares and 170,276,307 shares, respectively	1,060	1,488	1,542	1,703

Capital Surplus	539,434	568,706	572,452	583,491

Retained deficit	(399,867)	(399,867)	(399,867)	(399,867)

Accumulated other comprehensive income, net of tax	7,964	7,964	7,964	7,964

Total shareholders’ equity before non-controlling interest	148,591	178,291	182,091	193,291
Non-controlling interest	756	756	756	756

Total shareholders’ equity	$149,347	$179,047	$182,847	$194,047

(1)	Due to the Standby Purchase of shares not sold in the Rights Offering, the sale of 75% of the shares of our Common Stock offered in the Rights Offering and the Standby Purchase represents the sale of 2,699,669 shares of our Common Stock in the Rights Offering and 45,514,619 shares of our Common Stock in the Standby Purchase.
(2)	Due to the Standby Purchase of shares not sold in the Rights Offering, 100% of the shares of our Common Stock offered in the Rights Offering and the Standby Purchase will be sold so long as at least 10,767,539 shares of our Common Stock are purchased by Other Shareholders in the Rights Offering.

You should read the preceding table in conjunction with the consolidated financial statements and the related notes incorporated by reference into this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material provisions of our outstanding securities derived from the Company’s Articles of Incorporation and Bylaws. Copies of the Articles of Incorporation and Bylaws have been filed with the Securities and Exchange Commission and are incorporated by reference into this prospectus.

General

Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, par value $0.01 per share and 1,000,000 shares of preferred stock, no par value. As of July 19, 2012, there were 105,990,604 shares of Common Stock issued and outstanding held by 2,532 shareholders of record. The issued shares of Common Stock represent non-withdrawable capital, are not accounts of an insurable type, and are not federally insured.

The Treasury currently holds a warrant to purchase 757,629 shares of Common Stock at an exercise price of $0.70 per share.

We do not have any shares of preferred stock issued or outstanding.

Common Stock

Voting Rights

Each holder of shares of Common Stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends

Holders of shares of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available for dividends. We are a corporation separate and distinct from The Bank of Hampton Roads and Shore Bank and the other subsidiaries. We may pay dividends out of assets legally available for distribution. On July 30, 2009, our Board of Directors suspended cash dividends on our common shares indefinitely. Our ability to distribute cash dividends in the future may be limited by regulatory restrictions and the need to maintain sufficient consolidated capital.

No Preemptive or Conversion Rights

Holders of shares of our Common Stock do not have preemptive rights to purchase additional shares of our Common Stock, and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding shares of our Common Stock are non-assessable and non-callable.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of shares of our Common Stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities.

Treasury Warrant

The following is a brief description of the amended warrant that was issued to the United States Department of the Treasury (the “Treasury”) on September 30, 2010 (the “Treasury Warrant”) under the terms of an exchange agreement between the Company and the Treasury. This description is subject to and qualified in its entirety by reference to the Treasury Warrant, a copy of which is listed as an Exhibit 4.2 hereto. As such, a copy of the Treasury Warrant has been filed with the SEC and is available from us upon request.

Private Placement Anti-Dilution Adjustments

The Treasury Warrant is currently exercisable for 757,629 shares of our Common Stock.

The exercise price currently applicable to the Treasury Warrant is $0.70 per share of Common Stock for which the Treasury Warrant may be exercised.

Exercise of the Treasury Warrant

The Treasury Warrant may be exercised at any time on or before September 30, 2020 by surrender of the Treasury Warrant with a completed notice of exercise attached as an annex to the Treasury Warrant and the payment of the exercise price for the shares of Common Stock for which the Treasury Warrant is being exercised. The exercise price may be paid either by (i) the withholding by the Company of such number of shares of Common Stock issuable upon exercise of the Treasury Warrant equal to the value of the aggregate exercise price of the Treasury Warrant determined by reference to the market price of our Common Stock on the trading day on which the Treasury Warrant is exercised or (ii) if agreed to by us and the Treasury Warrant holder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Treasury Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Treasury Warrant.”

Upon exercise of the Treasury Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the Treasury Warrant holder. We will not issue fractional shares upon any exercise of the Treasury Warrant. Instead, the Treasury Warrant holder will be entitled to a cash payment equal to the market price of our Common Stock on the last day preceding the exercise of the Treasury Warrant (less the pro-rated exercise price of the Treasury Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Treasury Warrant. We will at all times reserve the aggregate number of shares of our Common Stock for which the Treasury Warrant may be exercised. We will have listed the shares of Common Stock issuable upon exercise of the Treasury Warrant with the NASDAQ Global Select Market.

Rights as a Shareholder

The Treasury Warrant holder shall have none of the rights or privileges of the holders of our Common Stock, including any voting rights, until (and then only to the extent) the Treasury Warrant has been exercised.

Transferability and Assignability

The Treasury Warrant, and all rights under the Treasury Warrant, are transferable and assignable.

Adjustments to the Treasury Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Treasury Warrant may be exercised and the exercise price applicable to the Treasury Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.

Anti-dilution Adjustment. Until the earlier of September 30, 2013, and the date the initial selling security holder no longer holds the Treasury Warrant (and other than in certain permitted transactions described below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less than the applicable warrant exercise price, then the exercise price under the Treasury Warrant shall be adjusted to equal the consideration per share of Common Stock received by the Company in connection with the Common Stock issuance, and the number of shares of Common Stock into which the Treasury Warrant is exercisable and the exercise price will be adjusted. Transactions not subject to anti-dilution adjustments include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets at fair value;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;

•

in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates in compliance with the registration requirements under the Securities Act, or Rule 144A under the Securities Act on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of the Treasury Warrant issue date.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, both the number of shares issuable upon exercise of the Treasury Warrant and the exercise price will be adjusted to reflect such distribution.

Certain Repurchases. If we affect a pro rata repurchase of Common Stock both the number of shares issuable upon exercise of the Treasury Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the Treasury Warrant holder’s right to receive shares of our Common Stock upon exercise of the Treasury Warrant shall be converted into the right to exercise the Treasury Warrant for the consideration that would have been payable to the Treasury Warrant holder with respect to the shares of Common Stock for which the Treasury Warrant may be exercised, as if the Treasury Warrant had been exercised immediately prior to such merger, consolidation or similar transaction.

Certain Provisions of the Articles of Incorporation, Bylaws and Virginia Law

General

Our Articles of Incorporation and Bylaws contain certain provisions, including those described below, that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change-in-control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Classified Board of Directors

Our Articles of Incorporation and Bylaws divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the Articles of Incorporation and Bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the Board of Directors, will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

Increasing the Number of Directors

Under Virginia law, the articles of incorporation or bylaws may establish a variable range for the size of the Board of Directors by fixing a minimum and maximum number of directors. If a variable range is established, the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders or by the Board of Directors. Our Articles of Incorporation require that our Board of Directors consist of not less than eight nor more than 24 persons.

Action of Shareholders by Written Consent

Under Virginia law, a corporation’s articles of incorporation may provide that any action required to be adopted or taken at a shareholders’ meeting may be adopted or taken without a meeting, and without prior notice, if consents in writing setting forth the action so adopted or taken are signed, by the holders of outstanding shares having not less than the minimum number of votes that would be required to adopt or take the action at a meeting. Our Articles of Incorporation do not provide for such action and our Bylaws specifically provide that any action which may be taken at a meeting of the shareholders may only be taken without a meeting if one or more consents, in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof. Therefore, any action of the shareholders by written consent requires the action of all shareholders entitled to vote.

Inability of Shareholders to Call Special Meetings

Our Bylaws provide that special meetings of shareholders may be called only by our president or Chief Executive Officer, the chairman of our Board of Directors or the Board of Directors. As a result, shareholders are not able to act on matters other than at annual shareholders meetings unless they are able to persuade the president, the chairman or a majority of the Board of Directors to call a special meeting.

Advance Notification Requirements

Our Bylaws also require a shareholder who desires to nominate a candidate for election to the Board of Directors at an annual shareholders meeting to provide us advance notice of at least 45 days before the date the proxy statement for the last annual meeting was first mailed.

Affiliated Transactions

The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s Board of Directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements apply to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not adopted such an amendment. The Company has determined that none of the transactions contemplated by the Rights Offering or the Standby Purchase are subject to the terms of the Affiliated Transactions provisions. Nevertheless, the Board of Directors has approved and authorized the foregoing transactions to the extent that any of the Affiliated Transactions statutes may apply.

Control Share Acquisitions

The Virginia Stock Corporation Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. The Company has determined that none of the transactions contemplated by the Rights Offering or Standby Purchase are subject to the terms of the control share acquisition statutes of the Virginia Stock Corporation Act. Nevertheless, the Board has approved and authorized the foregoing transactions to the extent that any of the control share acquisition statutes may apply.

Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Virginia Stock Corporation Act and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

The Bylaws of the Company contain provisions indemnifying the directors and officers of the Company to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Company eliminate the personal liability of its Registrant’s directors and officers to the Company or its shareholders for monetary damages to the full extent permitted by Virginia law.

The foregoing is a summary of certain aspects of Virginia law and the Company’s Articles of Incorporation and Bylaws dealing with indemnification of directors and officers. It is qualified in its entirety by reference to the detailed provisions of Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act and the Articles of Incorporation and Bylaws of the Company.

THE RIGHTS OFFERING

Subscription Rights

We are distributing, at no charge, to holders of our Common Stock, non-transferable subscription rights to purchase up to 64,285,715 shares of our Common Stock at a price of $0.70 per share in the Rights Offering. Each Right consists of a Basic Subscription Right and an Additional Subscription Right. You will receive one Right for each share of Common Stock held by you as of 5:00 p.m., New York City time, on May 31, 2012.

Basic Subscription Rights

The Basic Subscription Right gives you the right to purchase 1.8600 shares of new Common Stock for each existing share of Common Stock owned by you on the Record Date at a subscription price of $0.70 per share. You may exercise all or a portion of your Basic Subscription Rights, or you may choose not to exercise any of your Basic Subscription Rights. If you do not exercise your Basic Subscription Rights in full, you will not be entitled to purchase any shares of Common Stock pursuant to your Additional Subscription Rights.

Additional Subscription Rights

If you purchase all of the shares available to you pursuant to your Basic Subscription Rights, you may also choose to exercise your Additional Subscription Rights. Each Additional Subscription Right gives our shareholders the opportunity to purchase 2.0667 new shares of Common Stock for each existing share of Common Stock owned on the Record Date at a subscription price of $0.70 per share. You may exercise all or a portion of your Additional Subscription Rights, or you may choose not to exercise any of your Additional Subscription Rights.

The Additional Subscription Right, when added to the Basic Subscription Right, makes a total of 3.9267 new shares of our Common Stock available for each existing share of Common Stock owned on the Record Date at a subscription price of $0.70 per share. This right to 3.9267 shares of Common Stock is equal to a pro rata share of the maximum aggregate shares of Common Stock that we may issue in the maximum $95 million Capital Raise. Therefore, if you exercise all of your Basic Subscription Rights and your Additional Subscription Rights, you will receive shares of our Common Stock equal to your pro rata share of the $95 million Capital Raise, as of the Record Date, at the same subscription price that the Investors paid.

Since the Investors are not permitted to participate in the Rights Offering pursuant to the Standby Purchase Agreement, there will be sufficient shares available to permit all shareholders receiving Rights, other than the Investors, to exercise both their Basic Subscription Rights and their Additional Subscription Rights in the Rights Offering.

Nevertheless, we can provide no assurances that you will actually be permitted to purchase all or any of the number of shares issuable upon the exercise of your Rights in full at the expiration of the Rights Offering because all purchases of our Common Stock are also subject to the Ownership Limitations. We will not issue shares in the Rights Offering to any shareholder who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of May 31, 2012, such clearance or approval has not been obtained or any applicable waiting period has not expired. Further, we will not issue shares in the Rights Offering to the extent that a shareholder (other than the Investors) would beneficially own, together with any other person with whom such shareholder’s shares of Common Stock may be aggregated under applicable law, (i) more than 4.9% of the Company’s equity securities unless such shareholder (or group) owned more than 4.9% of the Company’s equity securities on the Record Date or (ii) more than 9.9% of the Company’s equity securities.

To the extent the aggregate subscription price of the actual number of shares allocated to you pursuant to the Rights is less than the amount you actually paid, the excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.

Fractional shares will be eliminated by rounding down to the nearest whole share issued pursuant to either your Basic Subscription Rights or your Additional Subscription Rights.

We will deliver certificates representing shares or we will credit the account of your record holder with shares of our Common Stock that you purchased as soon as practicable after the expiration of the Rights Offering.

Standby Purchase and Standby Purchase Agreement

In connection with the Rights Offering, we have entered into the Standby Purchase Agreement with the Investors that provides that they will not exercise their Basic Subscription Rights and instead will purchase from us, at the subscription price, a portion of the shares not subscribed for in the Rights Offering. The Investors’ obligation to buy shares not subscribed for in the Rights Offering is subject to the Investor Ownership Restrictions and is dependent on the participation of the Other Shareholders in the Rights Offering.

The Investors are required, subject to the terms and conditions of the Standby Purchase Agreement, to purchase all shares not subscribed for in the Rights Offering to the extent permitted by the Investor Ownership Restrictions. If no Other Shareholders participate in the Rights Offering, the Investors will purchase 42,836,461 of the shares not subscribed for in the Rights Offering, for an aggregate purchase, together with the 71,428,572 shares purchased in the Private Placement, of 114,265,032 shares of our Common Stock. With the participation of the Other Shareholders, the Investors will be able to purchase more shares in the Standby Purchase without violating the Investor Ownership Restrictions, and will be required to do so. In particular, as Other Shareholders exercise their Rights, Carlyle and Anchorage may purchase more shares of our Common Stock in the Rights Offering without exceeding the applicable 24.9% regulatory ownership limitation, see “Questions and Answers Relating to the Rights Offering — What are the limitations on the Investors’ participation in the Standby Purchase?” If there is sufficient participation by the Other Shareholders, the Investors will buy up to a maximum of 53,518,176 of the shares of Common Stock not subscribed for in the Rights Offering without violating the Investor Ownership Restrictions. Therefore, when aggregated with the shares purchased in the Private Placement, the maximum amount the Investors’ can purchase in the Standby Purchase is 124,946,747 shares of our Common Stock.

The Standby Purchase Agreement provides for various conditions in order for the Standby Purchase to be effected, which, in addition to standard closing conditions, includes a determination that the Company has made satisfactory progress in certain corporate governance undertakings to add four new independent and qualified directors to the Board of Directors.

The following table presents, for each of the three Investors and for all Other Shareholders as a group, the number of shares purchased, resulting percentage ownership of the Company and gross proceeds assuming different levels of participation in the Rights Offering and the Standby Purchase. The table presents the results for the entire Capital Raise, including the Private Placement, on an aggregate basis. A more detailed table, which outlines the Standby Purchase amounts of each of the Investors based on different levels of participation by the Other Shareholders, is attached to this prospectus as Appendix A.

	Scenario #1		Scenario #2		Scenario #3		Scenario #4
	No Other Shareholders Participate in the Rights Offering (Aggregate Shares Purchased in Capital Raise)	Resulting Ownership Percentage	Other Shareholders Exercise 1/3 of Rights Offering Rights (Aggregate Shares Purchased in Capital Raise)	Resulting Ownership Percentage	Other Shareholders Exercise 2/3 of Rights Offering Rights (Aggregate Shares Purchased in Capital Raise)	Resulting Ownership Percentage	Other Shareholders Exercise All of Rights Offering Rights (Aggregate Shares Purchased in Capital Raise)	Resulting Ownership Percentage
Shareholder
Carlyle	29,187,031	24.9%	34,527,889	24.9%	34,180,747	24.7%	25,162,812	19.4%
Anchorage	29,863,716	24.9%	35,204,573	24.9%	32,537,431	23.3%	24,007,202	18.3%
CapGen	55,214,285	41.2%	48,338,967	31.9%	33,710,394	23.3%	33,710,394	23.3%
Other	0	9.0%	17,642,857	18.3%	35,285,714	28.6%	52,833,878	38.9%

Shareholders
Total	114,265,032	100.0%	135,714,286	100.0%	135,714,286	100.0%	135,714,286	100.0%
Total Gross Proceeds	$79,985,523		$95,000,000		$95,000,000		$95,000,000

For additional details, see “Questions and Answers Related to the Rights Offering.”

Conditions, Withdrawal, Amendment and Termination

The Rights Offering is conditioned on the successful satisfaction of the conditions contained in the Standby Purchase Agreement. For additional details, see “Questions and Answers Related to the Rights Offering.” We reserve the right to withdraw the Rights Offering prior to the expiration of the Rights Offering or to terminate the Rights Offering if any of the foregoing conditions are not met, or for any other reason, in our sole discretion. We may also waive any of these conditions and choose to proceed with the Rights Offering. If we terminate or withdraw the Rights Offering, in whole or in part, all affected Rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If we amend the Terms of the Rights Offering, we will extend the Rights Offering and offer all Rights holders the right to revoke and revise any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. If you revoke your subscription as a result of such amendment, we will return promptly, without interest or penalty, any money received from you in connection with your subscription. The extension of the expiration date of the Rights Offering will not, in and of itself, be deemed to be an amendment of the Terms of the Rights Offering for these purposes.

Method of Exercising Subscription Rights

The exercise of Rights may not be revoked or revised by you once made unless the Rights Offering is later cancelled by us or we amend the Terms of the Rights Offering. You may exercise your Rights as follows:

Subscription by Registered Holders

If you hold a Common Stock certificate, the number of shares you may purchase pursuant to your Rights is indicated on the enclosed rights certificate. You may exercise your Rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription and information agent at the address given below under “— Subscription and Information Agent,” to be received before 5:00 p.m., New York City time, on September 5, 2012.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our Common Stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, the Company will issue one subscription right to the nominee record holder for each share of our Common Stock that you own at the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the Rights Offering and follow the instructions provided by your nominee.

Payment Method

As described in the instructions accompanying the rights certificate, payments submitted to the subscription and information agent must be made in U.S. currency, by one of the following two methods:

•	uncertified check drawn upon a U.S. bank payable to “Registrar and Transfer Company as Rights Offering agent for Hampton Roads Bankshares, Inc.,” or

•

wire transfer of immediately available funds to, the account maintained by the subscription and information agent for purposes of accepting subscriptions in the Rights Offering at the following account: ABA No. 031-201-360, further credit to Account No. 276-053-5977 at TD Bank, 6000 Atrium Way, Mt. Laurel, New Jersey, 08054, with an account name of “Registrar and Transfer Company as Rights Offering agent for Hampton Roads Bankshares, Inc.” Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer.

Payments will be deemed to have been received upon (i) clearance of any uncertified check, or (ii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such time.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the subscription and information agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription and information agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription and information agent will be at the risk of the holders of the Rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription and information agent and clearance of payment before the Rights Offering expires.

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the required subscription forms or otherwise fail to follow the subscription procedures that apply to the exercise of your Rights before the Rights Offering expires, the subscription and information agent will reject your subscription or accept it only to the extent of the payment received, at its discretion. Neither we nor our subscription and information agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received. Any subscription payments received by the subscription and information agent in excess of the amount of shares you indicated, or in excess of the amount you are permitted to purchase, will be returned, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.

Expiration Date

The subscription period, during which you may exercise your Rights, expires at 5:00 p.m., New York City time, on, September 5, 2012, which is the expiration of the Rights Offering. If you do not exercise your Rights before that time, your Rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription and information agent receives your rights certificate or your subscription payment after that time. The Company reserves the right to amend, extend or terminate the Rights Offering, although we do not currently intend to do so. We may extend the Rights Offering by giving oral or written notice to the subscription and information agent before the Rights Offering expires. If we elect to extend the Rights Offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

If you hold your shares of Common Stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the Rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline before the 5:00 p.m., New York City time on September 5, 2012 expiration date that we have established for the Rights Offering.

Subscription and Information Agent

The subscription and information agent for this Rights Offering is Registrar and Transfer Company. The rights certificate and payment of the subscription price must be delivered to the subscription and information agent by one of the methods described below:

By Mail, Hand or Overnight Courier:

Registrar and Transfer Company

10 Commerce Drive Cranford, NJ 07016

Attn. Reorg/Exchange Department

Telephone Number for Confirmation:

(800) 368-5948 (toll free)

Telephone Number for Information:

(800) 368-5948 (toll free)

Email Address for Information:

info@rtco.com

If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription and information agent and clearance or payment before the Rights Offering expires. Do not send or deliver these materials to us.

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your Rights.

If you have any questions about the Company or regarding the Rights Offering, completing a rights certificate or submitting payment in the Rights Offering, please contact the subscription and information Agent by one of the methods listed above.

No Fractional Shares

All shares will be sold at a purchase price of $0.70 per share. We will not issue fractional shares. Fractional shares resulting from the exercise of either your Basic Subscription Rights or your Additional Subscription Rights will be eliminated by rounding down to the nearest whole share.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our Common Stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to learn their intentions with respect to exercising their Rights. You should obtain instructions from the beneficial owners of our Common Stock. If a beneficial owner of our Common Stock so instructs, you should complete the rights certificate and submit it to the subscription and information agent with the proper subscription payment by the expiration date. You may exercise the number of Rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our Common Stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription and information agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your Rights Offering materials. If you did not receive this form, you should contact the company’s subscription and information agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our Common Stock and will receive your Rights through a broker, custodian bank or other nominee, your nominee will be asked to notify you of the Rights Offering. If you wish to exercise your Rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your Rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the Rights Offering, but you believe you are entitled to participate in the Rights Offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., New York City time, September 5, 2012, the expiration date.

Non-Transferability of Subscription Rights

The Rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your Rights to anyone. The Rights will not be listed for trading on the NASDAQ Global Select Market or any other stock exchange or market. The shares of our Common Stock issuable upon exercise of the Rights will be listed on the NASDAQ Global Select Market.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. Our determination will be final and binding. Once made, subscriptions and directions may not be revoked by you, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the Rights Offering, only when the subscription and information agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment including final clearance of any uncertified check. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

Shareholder Rights

You will have no rights as a holder of the shares of our Common Stock you purchase in the Rights Offering until certificates representing the shares of our Common Stock are issued to you, or your account at your nominee is credited with the shares of our Common Stock purchased in the Rights Offering.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. You may not revoke or revise any exercise of Rights once made unless the Rights Offering is later cancelled by us or we amend the Terms of the Rights Offering, even if you learn information about us that you consider to be unfavorable. You should not exercise your Rights unless you are certain that you wish to purchase shares at the subscription price.

Fees and Expenses

We will pay all fees charged by the subscription and information agent and the placement agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your Rights.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of your Rights to purchase our shares for the reasons described below in “Certain U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our Board of Directors is not making a recommendation regarding your exercise of the Rights. Shareholders who exercise Rights risk investment loss on money invested. The market price for our Common Stock may decline to a price that is less than the subscription price and, if you purchase shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this Rights Offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our Common Stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF TAX MATTERS DISCUSSED IN THIS PROSPECTUS WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER FEDERAL, STATE OR LOCAL TAX LAW. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE RIGHTS OFFERING.

The following discussion is a summary of certain United States federal income tax consequences to U.S. holders (as defined below) of the receipt and ownership of the Rights acquired in the Rights Offering and the ownership of shares of Common Stock received upon exercise of the Rights.

You are a U.S. holder if you are a beneficial owner of Rights or shares of Common Stock and you are:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

The following discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. holders who acquire the Rights in the Rights Offering. Further, this discussion assumes that the Rights or shares of Common Stock issued upon exercise of the Rights will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	tax-exempt organizations;

•	persons liable for alternative minimum tax;

•	persons that hold shares of Common Stock as part of a straddle or a hedging or conversion transaction;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes; or

•	persons whose “functional currency” is not the United States dollar.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the Rights or holds shares of Common Stock received upon exercise of the Rights, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the Rights or the ownership of shares of Common Stock received upon exercise of the Rights.

This discussion addresses only certain aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt and ownership of the Rights acquired in the Rights Offering and the ownership of shares of Common Stock received upon exercise of the Rights or, if applicable, upon exercise of the over subscription privilege.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of Rights in the Rights Offering should be treated as a nontaxable distribution for United States federal income tax purposes. The discussion below assumes that the receipt of Rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights

Your tax basis of the Rights for United States federal income tax purposes will depend on the fair market value of the Rights you receive and the fair market value of your existing shares of Common Stock on the date you receive the Rights.

If the fair market value of the Rights you receive is 15% or more of the fair market value of your existing shares of Common Stock on the date you receive the Rights, then you must allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the Rights you receive in proportion to their respective fair market values determined on the date you receive the Rights.

•

If the fair market value of the Rights you receive is less than 15% of the fair market value of your existing shares of Common Stock on the date you receive the Rights, the Rights will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the Rights you receive in proportion to their respective fair market values determined on the date you receive the Rights. If you choose to allocate the tax basis between your existing shares of Common Stock and the Rights, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the Rights. Such an election is irrevocable.

•

The fair market value of the Rights on the date the Rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Rights on that date. In determining the fair market value of the Rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the Rights and the trading price of our Common Stock on the date that the Rights are distributed, the length of the period during which the Rights may be exercised and the fact that the Rights are non-transferable.

Your holding period of the Rights will include your holding period of the shares of Common Stock with respect to which the Rights were distributed.

Exercise of Subscription Rights

You generally will not recognize gain or loss upon exercise of the Rights. The tax basis of the shares of Common Stock you receive upon exercise of the Rights generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the Rights as determined above. Your holding period of the shares of Common Stock you receive upon exercise of the Rights will begin on the date the subscriptions rights are exercised.

Expiration of Subscription Rights

If you do not exercise the Rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of Common Stock previously allocated to the Rights not exercised will be re-allocated to the existing Common Stock.

Receipt of Subscription Rights as a Beneficial Owner of Common Stock in a Qualified Plan

Participants in the Company’s qualified plan who have directed the investment of some of their account balances in Common Stock may have the opportunity to participate in this Rights Offering by directing the plan trustee to exercise the Rights on their behalf.

The Company’s qualified plan which offers investments in Common Stock is the VBA Defined Contribution Plan for The Bank of Hampton Roads (the “Qualified Plan”).

If you are a participant in a Qualified Plan, there are no income tax consequences to you upon the issuance of the Rights, the exercise of the Rights or the purchase of Common Shares by the Qualified Plan. The following discussion covers the tax consequences of distribution of shares of Common Stock purchased in the Rights Offering from the Qualified Plan.

Qualified Plan: Upon a lump sum distribution of the Common Stock from the Qualified Plan, you may defer the income tax on the excess of the fair market value of the Common Stock on the date of distribution over the basis of the Common Stock to the Plan (“Net Unrealized Appreciation”). Upon a sale of the Common Stock, the Net Unrealized Appreciation will be taxed at favorable long-term capital gain rates. Gain in excess of the Net Unrealized Appreciation will be taxed as either long-term or short-term capital gain depending upon how long you have held the Common Stock from the date of distribution. You must hold the Common Stock for one year from the date of distribution in order to qualify for the favorable long-term federal capital gain rate. In 2012, the long-term federal capital gain rate is 15%. You may defer paying income tax upon a lump sum distribution from the Qualified Plan by rolling over or transferring the distribution to another qualified retirement plan or individual retirement account.

If the distribution from the Qualified Plan does not qualify as a lump sum distribution or if you elect to include the value of a lump sum distribution of the Common Stock into income in the year of distribution, you will be taxed on the fair market value of the Common Stock as of the date of the distribution at ordinary income tax rates. Your basis in the Common Stock will equal fair market value of the Common Stock on the date of distribution and your holding period for purposes of determining long-term or short-term capital gain begins on such date.

If the fair market value of the Common Stock distributed is less than the Qualified Plan’s basis in such stock, you will not recognize a loss at the time of the distribution. Your basis in the Common Stock will be the same as the Qualified Plan’s basis in the stock. You may recognize a capital loss upon the sale of the shares.

Participants in the Qualified Plan are urged to consult their own tax advisors as to the specific tax consequences of distributions from the Qualified Plan.

LEGAL MATTERS

Williams Mullen, counsel to the Company, has rendered its opinion that the Common Stock will be validly issued, fully paid and non-assessable. Such counsel does not have a substantial interest in or connection with the Company or its subsidiaries requiring disclosure herein. Attorneys employed by the firm beneficially owned an aggregate of approximately 2,313 shares of the Common Stock as of July 23, 2012.

EXPERTS

The consolidated financial statements of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2011 and 2010, and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Our consolidated financial statements for the year ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of Yount, Hyde & Barbour, P.C., previously our independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or our website at http:/ /www.snl.com/irweblinkx/corporateprofile.aspx?iid=4066242. Written requests for copies of the documents we file with the SEC should be directed to Attn: Thomas B. Dix, III at Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.

APPENDIX A

Standby Purchase Participation

Transaction Structure – Final

Summary of Allocations Based on Varying Participation from Other Shareholders - $0.70 Offer Price / Share; $50mm PIPE; $80mm - $95mm Raise

				Others’	Others’
Private Placement Allocation			Gross	Participation	Participation	Unallocated	Allocation to
Carlyle	Anchorage	Capgen	Proceeds	(%)	($)	Dollars	Carlyle	Anchorage	Capgen

$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	0.00%	$0.00	$45,000,000.00	$7,466,400.00	$7,466,400.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	1.00%	$950,000.00	$44,050,000.00	$7,937,600.00	$7,937,600.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	2.00%	$1,900,000.00	$43,100,000.00	$8,408,800.00	$8,408,800.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	3.00%	$2,850,000.00	$42,150,000.00	$8,880,000.00	$8,880,000.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	4.00%	$3,800,000.00	$41,200,000.00	$9,351,200.00	$9,351,200.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	5.00%	$4,750,000.00	$40,250,000.00	$9,822,400.00	$9,822,400.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	6.00%	$5,700,000.00	$39,300,000.00	$10,293,700.00	$10,293,700.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	7.00%	$6,650,000.00	$38,350,000.00	$10,765,000.00	$10,765,000.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	7.93%	$7,537,277.20	$37,462,722.80	$11,205,000.00	$11,205,000.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	9.00%	$8,550,000.00	$36,450,000.00	$11,205,000.00	$11,205,000.00	$14,040,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	10.00%	$9,500,000.00	$35,500,000.00	$11,205,000.00	$11,205,000.00	$13,090,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	11.00%	$10,450,000.00	$34,550,000.00	$11,205,000.00	$11,205,000.00	$12,140,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	12.00%	$11,400,000.00	$33,600,000.00	$11,205,000.00	$11,205,000.00	$11,190,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	13.00%	$12,350,000.00	$32,650,000.00	$11,205,000.00	$11,205,000.00	$10,240,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	14.00%	$13,300,000.00	$31,700,000.00	$11,205,000.00	$11,205,000.00	$9,290,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	15.00%	$14,250,000.00	$30,750,000.00	$11,205,000.00	$11,205,000.00	$8,340,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	16.00%	$15,200,000.00	$29,800,000.00	$11,205,000.00	$11,205,000.00	$7,390,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	17.00%	$16,150,000.00	$28,850,000.00	$11,205,000.00	$11,205,000.00	$6,440,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	18.05%	$17,150,905.75	$27,849,094.25	$11,205,000.00	$11,205,000.00	$5,439,094
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	19.00%	$18,050,000.00	$26,950,000.00	$11,205,000.00	$11,205,000.00	$4,540,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	20.00%	$19,000,000.00	$26,000,000.00	$11,205,000.00	$11,205,000.00	$3,590,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	21.00%	$19,950,000.00	$25,050,000.00	$11,205,000.00	$11,205,000.00	$2,640,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	22.00%	$20,900,000.00	$24,100,000.00	$11,205,000.00	$11,205,000.00	$1,690,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	23.00%	$21,850,000.00	$23,150,000.00	$11,205,000.00	$11,205,000.00	$740,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	24.00%	$22,800,000.00	$22,200,000.00	$11,205,000.00	$10,995,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	25.00%	$23,750,000.00	$21,250,000.00	$11,050,000.00	$10,200,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	26.00%	$24,700,000.00	$20,300,000.00	$10,962,000.00	$9,338,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	27.00%	$25,650,000.00	$19,350,000.00	$10,449,000.00	$8,901,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	28.00%	$26,600,000.00	$18,400,000.00	$10,304,000.00	$8,096,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	29.00%	$27,550,000.00	$17,450,000.00	$9,772,000.00	$7,678,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	30.00%	$28,500,000.00	$16,500,000.00	$9,240,000.00	$7,260,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	31.00%	$29,450,000.00	$15,550,000.00	$9,019,000.00	$6,531,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	31.50%	$29,925,000.00	$15,075,000.00	$8,743,500.00	$6,331,500.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	32.00%	$30,400,000.00	$14,600,000.00	$8,468,000.00	$6,132,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	33.00%	$31,350,000.00	$13,650,000.00	$7,917,000.00	$5,733,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	34.00%	$32,300,000.00	$12,700,000.00	$7,366,000.00	$5,334,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	35.00%	$33,250,000.00	$11,750,000.00	$6,815,000.00	$4,935,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	36.00%	$34,200,000.00	$10,800,000.00	$6,264,000.00	$4,536,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	37.00%	$35,150,000.00	$9,850,000.00	$5,713,000.00	$4,137,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	38.93%	$36,983,714.02	$8,016,286.68	$4,649,446.27	$3,366,840.40	$0.0000

Investment From				Gross	Pro Forma Ownership
Carlyle	Anchorage	Capgen	Other	Proceeds	Carlyle	Anchorage	Capgen	Other

$20,430,922	$20,904,601	$38,649,999	$0	$79,985,522	24.9000%	24.9000%	41.2%	9.0%
$20,902,122	$21,375,801	$38,649,999	$950,000	$81,877,922	24.9000%	24.9000%	40.4%	9.8%
$21,373,322	$21,847,001	$38,649,999	$1,900,000	$83,770,322	24.9000%	24.9000%	39.7%	10.5%
$21,844,522	$22,318,201	$38,649,999	$2,850,000	$85,662,722	24.9000%	24.9000%	39.0%	11.2%
$22,315,722	$22,789,401	$38,649,999	$3,800,000	$87,555,122	24.9000%	24.9000%	38.4%	11.8%
$22,786,922	$23,260,601	$38,649,999	$4,750,000	$89,447,522	24.9000%	24.9000%	37.7%	12.5%
$23,258,222	$23,731,901	$38,649,999	$5,700,000	$91,340,122	24.9000%	24.9000%	37.1%	13.1%
$23,729,522	$24,203,201	$38,649,999	$6,650,000	$93,232,722	24.9000%	24.9000%	36.5%	13.7%
$24,169,522	$24,643,201	$38,649,999	$7,537,277	$95,000,000	24.9000%	24.9000%	36.0%	14.2%
$24,169,522	$24,643,201	$37,637,277	$8,550,000	$95,000,000	24.9000%	24.9000%	35.1%	15.1%
$24,169,522	$24,643,201	$36,687,277	$9,500,000	$95,000,000	24.9000%	24.9000%	34.3%	15.9%
$24,169,522	$24,643,201	$35,737,277	$10,450,000	$95,000,000	24.9000%	24.9000%	33.5%	16.7%
$24,169,522	$24,643,201	$34,787,277	$11,400,000	$95,000,000	24.9000%	24.9000%	32.7%	17.5%
$24,169,522	$24,643,201	$33,837,277	$12,350,000	$95,000,000	24.9000%	24.9000%	31.9%	18.3%
$24,169,522	$24,643,201	$32,887,277	$13,300,000	$95,000,000	24.9000%	24.9000%	31.1%	19.1%
$24,169,522	$24,643,201	$31,937,277	$14,250,000	$95,000,000	24.9000%	24.9000%	30.3%	19.9%
$24,169,522	$24,643,201	$30,987,277	$15,200,000	$95,000,000	24.9000%	24.9000%	29.5%	20.7%
$24,169,522	$24,643,201	$30,037,277	$16,150,000	$95,000,000	24.9000%	24.9000%	28.7%	21.5%
$24,169,522	$24,643,201	$29,036,371	$17,150,906	$95,000,000	24.9000%	24.9000%	27.9%	22.3%
$24,169,522	$24,643,201	$28,137,277	$18,050,000	$95,000,000	24.9000%	24.9000%	27.2%	23.0%
$24,169,522	$24,643,201	$27,187,277	$19,000,000	$95,000,000	24.9000%	24.9000%	26.4%	23.8%
$24,169,522	$24,643,201	$26,237,277	$19,950,000	$95,000,000	24.9000%	24.9000%	25.6%	24.6%
$24,169,522	$24,643,201	$25,287,277	$20,900,000	$95,000,000	24.9000%	24.9000%	24.8%	25.4%
$24,169,522	$24,643,201	$24,337,277	$21,850,000	$95,000,000	24.9000%	24.9000%	24.0%	26.2%
$24,169,522	$24,433,201	$23,597,277	$22,800,000	$95,000,000	24.9000%	24.7238%	23.3%	27.0%
$24,014,522	$23,638,201	$23,597,277	$23,750,000	$95,000,000	24.7700%	24.0568%	23.3%	27.8%
$23,926,522	$22,776,201	$23,597,277	$24,700,000	$95,000,000	24.6961%	23.3336%	23.3%	28.6%
$23,413,522	$22,339,201	$23,597,277	$25,650,000	$95,000,000	24.2657%	22.9670%	23.3%	29.4%
$23,268,522	$21,534,201	$23,597,277	$26,600,000	$95,000,000	24.1441%	22.2916%	23.3%	30.2%
$22,736,522	$21,116,201	$23,597,277	$27,550,000	$95,000,000	23.6977%	21.9409%	23.3%	31.0%
$22,204,522	$20,698,201	$23,597,277	$28,500,000	$95,000,000	23.2514%	21.5902%	23.3%	31.8%
$21,983,522	$19,969,201	$23,597,277	$29,450,000	$95,000,000	23.0660%	20.9786%	23.3%	32.6%
$21,708,022	$19,769,701	$23,597,277	$29,925,000	$95,000,000	22.8349%	20.8112%	23.3%	33.0%
$21,432,522	$19,570,201	$23,597,277	$30,400,000	$95,000,000	22.6037%	20.6439%	23.3%	33.4%
$20,881,522	$19,171,201	$23,597,277	$31,350,000	$95,000,000	22.1414%	20.3091%	23.3%	34.2%
$20,330,522	$18,772,201	$23,597,277	$32,300,000	$95,000,000	21.6792%	19.9744%	23.3%	35.0%
$19,779,522	$18,373,201	$23,597,277	$33,250,000	$95,000,000	21.2169%	19.6396%	23.3%	35.8%
$19,228,522	$17,974,201	$23,597,277	$34,200,000	$95,000,000	20.7546%	19.3049%	23.3%	36.6%
$18,677,522	$17,575,201	$23,597,277	$35,150,000	$95,000,000	20.2923%	18.9701%	23.3%	37.4%
$17,613,968	$16,805,041	$23,597,277	$36,983,714	$95,000,000	19.4000%	18.3240%	23.3%	38.9%

July 31, 2012

Up to 64,285,715 Shares of Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following is a summary of the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the shares of common stock being registered (other than underwriting discounts and commissions):

Securities and Exchange Commission Registration Fee	$5,157
Accounting Fees and Expenses	26,000
Legal Fees and Expenses	200,000
Printing Expenses	15,000
Subscription Agent and Information Agent Fees	26,550
Miscellaneous Expenses	27,293
Total	$300,000

Item 14.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Virginia Stock Corporation Act and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

The Bylaws of the Company contain provisions indemnifying the directors and officers of the Company to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Company eliminate the personal liability of directors and officers to the Company or its shareholders for monetary damages to the full extent permitted by Virginia law.

The foregoing is a summary of certain aspects of Virginia law and the Articles of Incorporation and Bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act and the Articles of Incorporation and Bylaws of the Company.

The Company has also purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify the Company and its officers and directors for damages they become legally obligated to pay as a result of any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty committed by directors or officers while acting in their capacity as such.

Item 15.	Recent Sales of Unregistered Securities.

On April 27, 2011, the Company effected a 1 for 25 reverse stock split relating to shares of its Common Stock. All references in this Item 15 to “Adjusted Common Stock” refer to the referenced number of shares of Common Stock after giving effect to the reverse stock split. All references to “per Adjusted Share” refer to the price per share of Common Stock as of the date referenced and after giving effect to the reverse stock split.

On November 20, 2009, we sold unregistered shares of Common Stock to the officers and directors of the Company identified below.

Purchaser	Number of Shares of Adjusted Common Stock Received	Total Consideration Paid
Patrick E. Corbin	1,794	100,000.00
John A. B. Davies, Jr.	1,794	100,000.00
Bobby L. Ralph	87	5,000.00
Roland C. Smith, Sr.	1,794	100,000.00

The consideration paid was the consolidated closing bid price of the Common Stock on that date, $2.23 per share, or $55.75 per Adjusted Share. All sales were made pursuant to Rule 506 of Regulation D. Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act as transactions by an issuer not involving a public offering.

In addition, on December 30, 2009, John A. B. Davies, Jr. received a fully-vested 1,000 share award of restricted Adjusted Common Stock as an inducement for joining the Company. This award was made pursuant to Rule 506 of Regulation D, as promulgated by the SEC, and deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act as a transaction by an issuer not involving a public offering.

On August 11, 2010, the Company entered into definitive investment agreements (the “Investment Agreements”) with a group of investors to purchase $255 million of newly-issued common shares from the Company through private placement transactions (the “2010 Private Placement”).

As part of the 2010 Private Placement, on September 30, 2010, the Company issued $235 million worth of common shares, or approximately 23,500,000 shares of Adjusted Common Stock, at a price of $10.00 per Adjusted Share, in the following amounts to the following entities.

Investor	Number of Shares of Adjusted Common Stock Issued
Carlyle Financial Services Harbor, L.P	6,598,279
ACMO-HR, L.L.C	6,120,808
CapGen Capital Group VI, LP	4,568,951
M.H. Davidson & Co.	62,453
Davidson Kempner Partners	434,789
Davidson Kempner Institutional Partners, L.P.	879,551
Davidson Kempner International, Ltd.	1,013,479
Davidson Kempner Distressed Opportunities International, Ltd.	231,894
Davidson Kempner Distressed Opportunities Funds LP	108,819
Fir Tree Value Master Fund, L.P.	1,807,753
Fir Tree REOF II Master Fund, LLC	923,229
C12 Protium Value Opportunities Ltd.	750,000

The shares were offered and sold in compliance with the exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, as promulgated by the SEC.

In connection with the 2010 Private Placement, on September 30, 2010, the Company issued to Carlyle Investment Management L.L.C. one warrant to purchase 313,875 shares of Adjusted Common Stock, ACMO-HR, L.L.C. two warrants to purchase 941,624 shares of Adjusted Common Stock, and CapGen Capital Group VI LP two warrants to purchase 470,812 shares of Adjusted Common Stock. The warrants permitted the holders to purchase Adjusted Common Stock at a price of $10.00 per Adjusted Share. These transactions were conducted in compliance with the exemption from registration contained in Section 4(2) of the Securities Act, and Rule 506.

On September 29, 2010, the Company exchanged 21,066 shares of its Series A preferred stock for approximately $3,159,900 worth of its Common Stock, or 315,990 shares of Adjusted Common Stock, and 37,350 shares of its Series B preferred stock for approximately $5,602,500 worth of its Common Stock, or 560,250 shares of Adjusted Common Stock, each at a price of $10.00 per Adjusted Share, and pursuant to an exchange offer commenced by the Company on August 30, 2010. These exchanges were exempted from registration under Section 3(a)(9) of the Securities Act.

On September 30, 2010, the Company sent conversion notices to the holders of all remaining shares of Series A and Series B preferred stock. Upon conversion, each share of Series A and Series B preferred stock was automatically cancelled and converted into the right to receive 15 shares of Adjusted Common Stock upon delivery of the Series A and Series B preferred stock certificates to the Company, for an aggregate issuance of 36,000 shares of Adjusted Common Stock. Such conversion was also exempt from registration under Section 3(a)(9) of the Securities Act.

Also on September 30, 2010, the Company exchanged 80,347 shares of Series C preferred stock held by the United States Department of the Treasury for newly-created shares of Series C-1 preferred stock and converted such shares of Series C-1 preferred stock into 2,089,022 shares of Adjusted Common Stock. These transactions were conducted in compliance with the exemption from registration pursuant to Section 4(2) of the Securities Act.

On May 21, 2012 the Company entered into a standby purchase agreement (the “Standby Purchase Agreement”) with the Investors that provided for, among other things, the sale of an aggregate of $50 million of the Company’s common stock at a price of $0.70 per share (the “Offering Price”) to the Investors (the “2012 Private Placement”).

The Company closed the 2012 Private Placement on June 27, 2012, selling a total of 71,428,572 shares of the Company’s common stock to the Investors at the Offering Price pursuant to the terms of the Standby Purchase Agreement. In the 2012 Private Placement Anchorage purchased 19,197,431 shares, CapGen purchased 33,710,394 shares and Carlyle purchased 18,520,747 shares.

The securities sold to the Investors in the 2012 Private Placement were issued in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, as promulgated by the SEC.

On May 15, 2012 the Company sold 876 shares of unregistered Common Stock to W. Thomas Mears, Director and President of Shore, for $1.23 per share, the closing price of the Common Stock on the date immediately preceding the sale. The aggregate sale price was $2,934.60. The sale was made pursuant to, and deemed to be exempt from registration under the Securities Act in reliance on, Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Item 16.	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Hampton Roads Bankshares, Inc. (as electronically amended and restated, effective June 25, 2012), attached as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 dated July 13, 2012, incorporated herein by reference.

3.2	Bylaws of Hampton Roads Bankshares, Inc., as amended, attached as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated September 24, 2009, incorporated herein by reference.

4.1	Specimen of Common Stock Certificate, incorporated by reference from Exhibit 4.1 to the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.2	Amended and Restated Warrant for Purchase of Shares of Common Stock issued to the United States Department of the Treasury, incorporated by reference from Exhibit 10.2 to the Registrant’s Form 8-K, filed August 18, 2010.

4.3	Letter Agreement, dated December 31, 2008, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed January 5, 2009.

4.4	Exchange Agreement, dated August 12, 2010, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed August 18, 2010.

4.5	Form of Rights Certificate.**

4.6	Standby Purchase Agreement, dated May 21, 2012, by and between Hampton Roads Bankshares, Inc., Anchorage, Carlyle and CapGen incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed May 24, 2012.

5.1	Opinion of Williams Mullen.**

10.1	Second Amended and Restated Investment Agreement, dated August 11, 2010, incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed August 17, 2010.

10.2	Amended and Restated CapGen Investment Agreement, dated August 11, 2010, incorporated by reference from Exhibit 10.2 to the Registrant’s Form 8-K, filed August 17, 2010.

10.3	Form of Second Amended and Restated Securities Purchase Agreement, incorporated by reference from Exhibit 10.3 to the Registrant’s Form 8-K, filed August 17, 2010.

10.4	Amended and Restated Securities Purchase Agreement, dated August 11, 2010, incorporated by reference from Exhibit 10.4 to the Registrant’s Form 8-K, filed August 17, 2010.

10.5	Carlyle Investor Letter, dated August 11, 2010, incorporated by reference from Exhibit 10.5 to the Registrant’s Form 8-K, filed August 17, 2010.

10.6	Anchorage Investor Letter, dated August 11, 2010, incorporated by reference from Exhibit 10.6 to the Registrant’s Form 8-K, filed August 17, 2010.

10.7	CapGen Investor Letter, dated August 11, 2010, incorporated by reference from Exhibit 10.7 to the Registrant’s Form 8-K, filed August 17, 2010.

10.8	Consent Letter with affiliate of Davidson Kempner, dated August 11, 2010, incorporated by reference from Exhibit 10.8 to the Registrant’s Form 8-K, filed August 17, 2010.

10.9	Consent Letter with affiliates of Fir Tree, dated August 11, 2010, incorporated by reference from Exhibit 10.9 to the Registrant’s Form 8-K, filed August 17, 2010.

10.10	Assignment and Assumption Agreement, among Goldman, Sachs, & Co., CapGen Capital Group VI LP, and C12 Protium Value Opportunities Ltd, dated September 23, 2010, incorporated by reference from Exhibit 10.10 to the Registrant’s
Form 8-K, filed September 23, 2010.

10.10	Director Retirement Plan, dated as of November 28, 2006, attached as Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K dated March 11, 2008, incorporated herein by reference.

10.11	Amended and Restated Employment Agreement, dated as of February 13, 2012, between the Registrant, The Bank of Hampton Roads, and Douglas J. Glenn, attached as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed February 17, 2012, incorporated herein by reference.

10.12	Supplemental Retirement Agreement (as electronically amended and restated) between The Bank of Hampton Roads and Douglas J. Glenn, dated May 27, 2008, attached as Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, incorporated herein by reference.

10.13	Employment Agreement, dated as of August 28, 2006, between Hampton Roads Bankshares, Inc. and Lorelle L. Fritsch, attached as Exhibit 10.35 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, incorporated herein by reference.

10.14	First Amendment to the Employment Agreement between Hampton Roads Bankshares, Inc. and Lorelle L. Fritsch, dated as of July 23, 2008, attached as Exhibit 10.36 to the Registrant’s Annual Report on Form 10-K for the year ended
December 31, 2008, incorporated herein by reference.

10.15	Hampton Roads Bankshares, Inc. 2011 Omnibus Incentive Plan, attached as Exhibit 4.13 to the Registrant’s Registration Statement on Form S-8, filed December 20, 2011, incorporated herein by reference.

10.16	The Bank of Hampton Roads Supplemental Executive Retirement Plan, dated as of January 1, 2005, attached as
Exhibit 99.5 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.17	First Amendment to The Bank of Hampton Roads Supplemental Executive Retirement Plan, dated as of December 30, 2008, attached as Exhibit 10.38 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, incorporated herein by reference.

10.18	Second Amendment to The Bank of Hampton Roads Supplemental Executive Retirement Plan, dated as of December 30, 2008, attached as Exhibit 10.39 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, incorporated herein by reference.

10.19	Hampton Roads Bankshares, Inc. 2006 Stock Incentive Plan, dated as of March 14, 2006, attached as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-134583) dated May 31, 2006, incorporated herein by reference.

10.20	First Amendment to Hampton Roads Bankshares, Inc. 2006 Stock Incentive Plan, dated as of December 26, 2008 attached as Exhibit 10.47 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, incorporated herein by reference.

10.21	Non-Qualified Limited Stock Option Plan for Directors and Employees, dated March 31, 1994, attached as Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994, incorporated herein by reference.

10.22	Gateway Financial Holdings, Inc. 2005 Omnibus Stock Ownership and Long-Term Incentive Plan, attached as Exhibit 4.2 to Gateway Financial Holdings, Inc.’s Registration Statement on Form S-8 (Registration No. 333-127978) dated August 31, 2005, incorporated herein by reference.

10.23	Gateway Financial Holdings, Inc. 2001 Non-statutory Stock Option Plan, attached as Exhibit 4.2 to Gateway Financial Holdings, Inc.’s Registration Statement on Form S-8 (Registration No. 333-98021) dated August 13, 2002, incorporated herein by reference.

10.24	Gateway Financial Holdings, Inc. 1999 Incentive Stock Option Plan, attached as Exhibit 4.2 to Gateway Financial Holdings, Inc.’s Registration Statement on Form S-8 (Registration No. 333-98025) dated August 13, 2002, incorporated herein by reference.

10.25	Gateway Financial Holdings, Inc. 1999 Non-statutory Stock Option Plan, attached as Exhibit 4.2 to Gateway Financial Holdings, Inc.’s Registration Statement on Form S-8 (Registration No. 333-98027) dated August 13, 2002, incorporated herein by reference.

10.26	Gateway Financial Holdings, Inc. 1999 BOR Stock Option Plan, attached as Exhibit 4.2 to Gateway Financial Holdings, Inc.’s Registration Statement on Form S-8 (Registration No. 333-144841) dated July 25, 2007, incorporated herein by reference.

10.27	Shore Financial Corporation 2001 Stock Incentive Plan, attached as Exhibit 99 to Shore Financial Corporation’s Registration Statement on Form S-8 (Registration No. 333-82838) dated February 15, 2002, incorporated herein by reference.

10.28	Shore Savings Bank, F.S.B. 1992 Stock Option Plan dated November 10, 1992, attached as Exhibit 10 to Shore Financial Corporation’s Registration Statement on Form S-4EF dated September 15, 1997, incorporated herein by reference.

10.29	Purchase & Assumption Agreement, dated July 14, 2011, by and between The Bank of Hampton Roads and The East Carolina Bank, incorporated by reference from the Registrant’s From 8-K, filed July 14, 2011.

10.30	Asset Purchase Agreement, dated August 1, 2011, by and among Bankers Insurance, L.L.C., Gateway Insurance Services, Inc., and The Bank of Hampton Roads, incorporated by reference from Exhibit 10.1 to the Registrant’s From 8-K, filed August 2, 2011.

10.31	Consulting Agreement, dated August 17, 2011, by and between Hampton Roads Bankshares and John A. B. Davies, Jr., incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed August 18, 2011.

10.32	Transition Agreement, dated August 17, 2011, by and between Hampton Roads Bankshares and John A. B. Davies, Jr., incorporated by reference from Exhibit 10.2 to the Registrant’s Form 8-K, filed August 18, 2011.

10.33	Employment Agreement (as amended), dated January 8, 2008, between Shore Bank and Robert J. Bloxom, attached as Exhibit 10.44 to the Company’s annual report on Form 10-K for the year ended December 31, 2011.

21.1	A list of the subsidiaries of Hampton Roads Bankshares, Inc., filed as Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

23.1	Consent of KPMG LLP.*

23.2	Consent of Yount Hyde & Barbour, P.C.*

23.3	Consent of Williams Mullen, P.C. (contained in Exhibit 5.1).**

24.1	Powers of Attorney (included on signature page).**

99.1	Form of Instructions as to Use of Hampton Roads Bankshares, Inc. Rights Certificates.**

99.2	Form of Letter to Nominees**

99.3	Form of Letter to Clients.**

99.4	Form of Letter to Shareholders.**

99.5	Form of Nominee Holder Certification.**

99.6	Beneficial Owner Election Form.**

99.7	Form of Notice of Important Tax Information.**

101	The following materials from the Hampton Roads Bankshares, Inc. Annual Report on Form 10-K for the year ended December 31, 2011 formatted in eXtensible Business Reporting Language: (i) Consolidated Balance Sheets, (ii) Consolidated Statements of Operations, (iii) Consolidated Statement of Changes in Shareholders’ Equity, (iv) Consolidated Statements of Cash Flows, and (v) Notes to Consolidated Financial Statements, filed as Exhibit 101 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

*	Filed herewith.
**	Previously filed.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Norfolk, Commonwealth of Virginia, on this 31st day of July, 2012.

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Douglas J. Glenn
Douglas J. Glenn
President and Chief Executive Officer,

POWER OF ATTORNEY

Each of the undersigned hereby appoints each of Douglas J. Glenn, Stephen P. Theobald and Thomas B. Dix, III as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments to the Registration Statement, any other registration statements and exhibits thereto related to the offering that is the subject of said registration statement filed pursuant to Rule 462 under such Act, and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Douglas J. Glenn	Director, President	July 31, 2012
Douglas J. Glenn	and Chief Executive Officer,
(Principal Executive Officer)

*	Executive Vice President and	July 31, 2012
Stephen P. Theobald	Chief Financial Officer
(Principal Financial and
Accounting Officer)

*	Senior Vice President and	July 31, 2012
Lorelle L. Fritsch	Chief Accounting Officer
and Controller
(Principal Accounting Officer)

*	Chairman of the Board	July 31, 2012
Henry P. Custis, Jr.

*	Director	July 31, 2012
Patrick E. Corbin

*	Director	July 31, 2012
William A. Paulette

*	Director	July 31, 2012
Billy G. Roughton

*	Director	July 31, 2012
W. Lewis Witt

*	Director	July 31, 2012
Hal F. Goltz

*	Director	July 31, 2012
Robert B. Goldstein

*Douglas J. Glenn, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of this registration statement.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Hampton Roads Bankshares, Inc. (as electronically amended and restated, effective June 25, 2012), attached as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 dated July 13,2012, incorporated herein by reference.

3.2	Bylaws of Hampton Roads Bankshares, Inc., as amended, attached as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated September 24, 2009, incorporated herein by reference.

4.1	Specimen of Common Stock Certificate, incorporated by reference from Exhibit 4.1 to the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.2	Amended and Restated Warrant for Purchase of Shares of Common Stock issued to the United States Department of the Treasury, incorporated by reference from Exhibit 10.2 to the Registrant’s Form 8-K, filed August 18, 2010.

4.3	Letter Agreement, dated December 31, 2008, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed January 5, 2009.

4.4	Exchange Agreement, dated August 12, 2010, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed August 18, 2010.

4.5	Form of Rights Certificate.**

4.6	Standby Purchase Agreement, dated May 21, 2012, by and between Hampton Roads Bankshares, Inc., Anchorage, Carlyle and CapGen incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed May 24, 2012.

5.1	Opinion of Williams Mullen.**

10.1	Second Amended and Restated Investment Agreement, dated August 11, 2010, incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed August 17, 2010.

10.2	Amended and Restated CapGen Investment Agreement, dated August 11, 2010, incorporated by reference from Exhibit 10.2 to the Registrant’s Form 8-K, filed August 17, 2010.

10.3	Form of Second Amended and Restated Securities Purchase Agreement, incorporated by reference from Exhibit 10.3 to the Registrant’s Form 8-K, filed August 17, 2010.

10.4	Amended and Restated Securities Purchase Agreement, dated August 11, 2010, incorporated by reference from Exhibit 10.4 to the Registrant’s Form 8-K, filed August 17, 2010.

10.5	Carlyle Investor Letter, dated August 11, 2010, incorporated by reference from Exhibit 10.5 to the Registrant’s Form 8-K, filed August 17, 2010.

10.6	Anchorage Investor Letter, dated August 11, 2010, incorporated by reference from Exhibit 10.6 to the Registrant’s Form 8-K, filed August 17, 2010.

10.7	CapGen Investor Letter, dated August 11, 2010, incorporated by reference from Exhibit 10.7 to the Registrant’s Form 8-K, filed August 17, 2010.

10.8	Consent Letter with affiliate of Davidson Kempner, dated August 11, 2010, incorporated by reference from Exhibit 10.8 to the Registrant’s Form 8-K, filed August 17, 2010.

10.9	Consent Letter with affiliates of Fir Tree, dated August 11, 2010, incorporated by reference from Exhibit 10.9 to the Registrant’s Form 8-K, filed August 17, 2010.

10.10	Assignment and Assumption Agreement, among Goldman, Sachs, & Co., CapGen Capital Group VI LP, and C12 Protium Value Opportunities Ltd, dated September 23, 2010, incorporated by reference from Exhibit 10.10 to the Registrant’s Form 8-K, filed September 23, 2010.

10.10	Director Retirement Plan, dated as of November 28, 2006, attached as Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K dated March 11, 2008, incorporated herein by reference.

10.11	Amended and Restated Employment Agreement, dated as of February 13, 2012, between the Registrant, The Bank of Hampton Roads, and Douglas J. Glenn, attached as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed February 17, 2012, incorporated herein by reference.

10.12	Supplemental Retirement Agreement (as electronically amended and restated) between The Bank of Hampton Roads and Douglas J. Glenn, dated May 27, 2008, attached as Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, incorporated herein by reference.

10.13	Employment Agreement, dated as of August 28, 2006, between Hampton Roads Bankshares, Inc. and Lorelle L. Fritsch, attached as Exhibit 10.35 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, incorporated herein by reference.

10.14	First Amendment to the Employment Agreement between Hampton Roads Bankshares, Inc. and Lorelle L. Fritsch, dated as of July 23, 2008, attached as Exhibit 10.36 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, incorporated herein by reference.

10.15	Hampton Roads Bankshares, Inc. 2011 Omnibus Incentive Plan, attached as Exhibit 4.13 to the Registrant’s Registration Statement on Form S-8, filed December 20, 2011, incorporated herein by reference.

10.16	The Bank of Hampton Roads Supplemental Executive Retirement Plan, dated as of January 1, 2005, attached as Exhibit 99.5 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.17	First Amendment to The Bank of Hampton Roads Supplemental Executive Retirement Plan, dated as of December 30, 2008, attached as Exhibit 10.38 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, incorporated herein by reference.

10.18	Second Amendment to The Bank of Hampton Roads Supplemental Executive Retirement Plan, dated as of December 30, 2008, attached as Exhibit 10.39 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, incorporated herein by reference.

10.19	Hampton Roads Bankshares, Inc. 2006 Stock Incentive Plan, dated as of March 14, 2006, attached as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-134583) dated May 31, 2006, incorporated herein by reference.

10.20	First Amendment to Hampton Roads Bankshares, Inc. 2006 Stock Incentive Plan, dated as of December 26, 2008 attached as Exhibit 10.47 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, incorporated herein by reference.

10.21	Non-Qualified Limited Stock Option Plan for Directors and Employees, dated March 31, 1994, attached as Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994, incorporated herein by reference.

10.22	Gateway Financial Holdings, Inc. 2005 Omnibus Stock Ownership and Long-Term Incentive Plan, attached as Exhibit 4.2 to Gateway Financial Holdings, Inc.’s Registration Statement on Form S-8 (Registration No. 333-127978) dated August 31, 2005, incorporated herein by reference.

10.23	Gateway Financial Holdings, Inc. 2001 Non-statutory Stock Option Plan, attached as Exhibit 4.2 to Gateway Financial Holdings, Inc.’s Registration Statement on Form S-8 (Registration No. 333-98021) dated August 13, 2002, incorporated herein by reference.

10.24	Gateway Financial Holdings, Inc. 1999 Incentive Stock Option Plan, attached as Exhibit 4.2 to Gateway Financial Holdings, Inc.’s Registration Statement on Form S-8 (Registration No. 333-98025) dated August 13, 2002, incorporated herein by reference.

10.25	Gateway Financial Holdings, Inc. 1999 Non-statutory Stock Option Plan, attached as Exhibit 4.2 to Gateway Financial Holdings, Inc.’s Registration Statement on Form S-8 (Registration No. 333-98027) dated August 13, 2002, incorporated herein by reference.

10.26	Gateway Financial Holdings, Inc. 1999 BOR Stock Option Plan, attached as Exhibit 4.2 to Gateway Financial Holdings, Inc.’s Registration Statement on Form S-8 (Registration No. 333-144841) dated July 25, 2007, incorporated herein by reference.

10.27	Shore Financial Corporation 2001 Stock Incentive Plan, attached as Exhibit 99 to Shore Financial Corporation’s Registration Statement on Form S-8 (Registration No. 333-82838) dated February 15, 2002, incorporated herein by reference.

10.28	Shore Savings Bank, F.S.B. 1992 Stock Option Plan dated November 10, 1992, attached as Exhibit 10 to Shore Financial Corporation’s Registration Statement on Form S-4EF dated September 15, 1997, incorporated herein by reference.

10.29	Purchase & Assumption Agreement, dated July 14, 2011, by and between The Bank of Hampton Roads and The East Carolina Bank, incorporated by reference from the Registrant’s From 8-K, filed July 14, 2011.

10.30	Asset Purchase Agreement, dated August 1, 2011, by and among Bankers Insurance, L.L.C., Gateway Insurance Services, Inc., and The Bank of Hampton Roads, incorporated by reference from Exhibit 10.1 to the Registrant’s From 8-K, filed August 2, 2011.

10.31	Consulting Agreement, dated August 17, 2011, by and between Hampton Roads Bankshares and John A. B. Davies, Jr., incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed August 18, 2011.

10.32	Transition Agreement, dated August 17, 2011, by and between Hampton Roads Bankshares and John A. B. Davies, Jr., incorporated by reference from Exhibit 10.2 to the Registrant’s Form 8-K, filed August 18, 2011.

10.33	Employment Agreement (as amended), dated January 8, 2008, between Shore Bank and Robert J. Bloxom, attached as Exhibit 10.44 to the Company’s annual report on Form 10-K for the year ended December 31, 2011.

21.1	A list of the subsidiaries of Hampton Roads Bankshares, Inc., filed as Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

23.1	Consent of KPMG LLP.*

23.2	Consent of Yount Hyde & Barbour, P.C.*

23.3	Consent of Williams Mullen, P.C. (contained in Exhibit 5.1).**

24.1	Powers of Attorney (included on signature page).**

99.1	Form of Instructions as to Use of Hampton Roads Bankshares, Inc. Rights Certificates.**

99.2	Form of Letter to Nominees**

99.3	Form of Letter to Clients.**

99.4	Form of Letter to Shareholders.**

99.5	Form of Nominee Holder Certification.**

99.6	Beneficial Owner Election Form.**

99.7	Form of Notice of Important Tax Information.**

101	The following materials from the Hampton Roads Bankshares, Inc. Annual Report on Form 10-K for the year ended December 31, 2011 formatted in eXtensible Business Reporting Language: (i) Consolidated Balance Sheets, (ii) Consolidated Statements of Operations, (iii) Consolidated Statement of Changes in Shareholders’ Equity, (iv) Consolidated Statements of Cash Flows, and (v) Notes to Consolidated Financial Statements, filed as Exhibit 101 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

*	Filed herewith.
**	Previously filed.